UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

(RULE 14a-101)

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(Amendment No. 2)

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Filed by a Party other than the Registrant ☐

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☑  Preliminary Proxy Statement
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☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.24a-12

EVERGREEN SOLAR, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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138 Bartlett Street, Marlboro, MA 01752
www.evergreensolar.com

          , 2010

Dear Stockholder,

You are cordially invited to attend a Special Meeting of stockholders to be held on January   , 2011 at the Courtyard by Marriott, 75 Felton Street, Marlboro, Massachusetts 01752 at          . The meeting will include a discussion and voting on matters set forth in the accompanying Notice of Special Meeting.

The Notice of Special Meeting and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote. After reading the Proxy Statement, please submit your proxy as promptly as possible by following the instructions on the enclosed proxy card.

We look forward to seeing you at the meeting.

Sincerely yours,

Michael El-Hillow
President and Chief Executive Officer

138 Bartlett Street, Marlboro, MA 01752
www.evergreensolar.com

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be Held on January   , 2011

To the Stockholders of Evergreen Solar, Inc.:

Notice is hereby given that a Special Meeting of stockholders of Evergreen Solar, Inc., a Delaware corporation, will be held at          , local time, on          , January   , 2011, at the Courtyard by Marriott, 75 Felton Street, Marlboro, Massachusetts 01752, to consider and act upon the following proposals:

1. To approve under the applicable provisions of Nasdaq Marketplace Rule 5635 the issuance of new 4.0% Convertible Subordinated Additional Cash Notes due 2020 and new 7.5% Convertible Senior Notes due 2017 (and the issuance of common stock issuable upon conversion of the new 4.0% Convertible Subordinated Additional Cash Notes due 2020 and the new 7.5% Convertible Senior Notes due 2017, including shares issuable with respect to the Coupon Make Whole Payments and, in the case of the New 4% Notes, with respect to the Additional Amount) in connection with the proposed Exchange Offers and the New 4% Notes Financing as these transactions are described in the attached proxy statement;

2. To amend our Certificate of Incorporation to increase the number of authorized common shares from 120,000,000 shares to 240,000,000 shares, after giving effect to the 1-for-6 reverse stock split approved by the Company’s stockholders at the Company’s annual meeting in July 2010;

3. To consider and vote upon a proposal to approve one or more adjournments to the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the above proposals; and

4. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Only stockholders of record at the close of business on December 3, 2010 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Christian M. Ehrbar
Corporate Secretary
Marlboro, Massachusetts
          , 2010

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY PROMPTLY BY FOLLOWING THE
INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on January   , 2011 — The Proxy Statement is available on our website at: www.evergreensolar.com/Investors/Special Stockholder Meeting Materials.

EVERGREEN SOLAR, INC.
138 Bartlett Street
Marlboro, MA 01752
(508) 357-2221

PROXY STATEMENT
SPECIAL MEETING TO BE HELD ON JANUARY   , 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Evergreen Solar, Inc., a Delaware corporation, for use at the Special Meeting of stockholders to be held on       , January   , 2011 at          , local time, at the Courtyard by Marriott, 75 Felton Street, Marlboro, Massachusetts 01752, or at any adjournments or postponements thereof. This Proxy Statement and the accompanying notice and form of proxy are being mailed to stockholders on or about          , 2010. Evergreen Solar, Inc. is referred to herein as “Evergreen Solar,” the “Company,” “we,” “us” or “our.”

Record Date, Share Ownership

The Board of Directors has fixed the close of business on December 3, 2010 as the record date for the meeting. Accordingly, only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the meeting or an adjournment thereof. As of December 28, 2010, without giving effect to the 1-for-6 reverse stock split, an aggregate of 208,834,991 shares of our common stock were issued and outstanding.

Quorum Requirement

The quorum requirement for holding the meeting and transacting business is that holders of a majority of the outstanding shares of our common stock entitled to vote must be present in person or represented by proxy. If the shares present, in person and by proxy, do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of determining the presence of a quorum. In addition, broker non-votes are counted as present or represented for purposes of determining the presence of a quorum.

Voting and Proxies

The holders of common stock are entitled to one vote per share on any proposal presented at the meeting. Execution of a proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting.

Voting Procedures for Record Holders.  If you hold a stock certificate in your name for our common stock or if you have been granted unvested restricted stock awards, you are the owner of record. If you attend the meeting, you may vote in person. If you want to vote by proxy, there are three ways you may vote, each of which is valid under Delaware law, our state of incorporation:

1. Access the Internet address on the proxy card and follow the instructions at that site,

2. Call the toll-free telephone number listed in the voting instructions attached to the proxy card and follow the telephone prompts, OR

3. Complete, sign, date, and return the enclosed proxy card to the address provided on the proxy card.

Please have the voting form in hand when voting by Internet or telephone.

Voting Procedures for Shares in Street Name.  If your shares of our common stock are held in the name of a brokerage house or financial institution, you are a beneficial owner and the brokerage house or the financial institution holding your shares is the record holder. This is often referred to as being held in “street name.” You must follow the voting directions given by the brokerage house or financial institution.

If you are a beneficial owner like most of our stockholders, you are not a stockholder of record and may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” by contacting your brokerage house or other financial institution holding your shares. Any beneficial owner who attends the meeting without such a legal proxy will not be able to vote shares in person at the meeting.

Revocation of Proxy.  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

1. Filing with our Secretary, before the taking of the vote at the meeting, a written notice of revocation bearing a later date than the date of the proxy to be revoked,

2. Duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the meeting, OR

3. Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Evergreen Solar, Inc., 138 Bartlett Street, Marlboro, MA 01752, Attention: Corporate Secretary, at or before the taking of the vote at the meeting.

Votes Required

Votes Required for Proposal No. 1.  The approval of the issuance of new 4.0% Convertible Subordinated Additional Cash Notes due 2020 (the “New 4% Notes”) and new 7.5% Convertible Senior Notes due 2017 (the “New 7.5% Notes” and, together with the New 4% Notes, the “New Notes”) (and the issuance of common stock issuable upon conversion of the New Notes, including shares issuable with respect to the Coupon Make Whole Payments and, in the case of the New 4% Notes, with respect to the Additional Amount) requires the affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the meeting. Accordingly, abstentions and broker non-votes will have no impact on Proposal No. 1.

Vote Required for Proposal No. 2.  The approval of the amendment to our Certificate of Incorporation to increase the number of authorized common shares from 120,000,000 shares to 240,000,000 shares, after giving effect to the 1-for-6 reverse split approved at by the Company’s stockholders at the Company’s annual meeting in July 2010, requires the affirmative “FOR” vote of a majority of the shares outstanding and entitled to vote at the Special Meeting. Accordingly, abstentions and broker non-votes will have the effect of a vote AGAINST Proposal No 2.

Votes Requires for all other Proposals.  The approval of all other proposals requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the meeting.

Effect of Broker Non-Votes.  Although, as noted above, broker non-votes will be counted for purposes of establishing a quorum, they will not be counted as voting. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and/or has not received voting instructions from the beneficial owner.

Proposal No. 1 is a non-routine matter under the rules that govern proxy voting by brokers. Accordingly, brokers will not be permitted to vote on this proposal without receiving voting instructions, and thus we expect there may be broker non-votes with respect to this proposal. Proposal No. 2 is a routine matter under the rules that govern proxy voting by brokers. Accordingly brokers will be permitted to vote on this proposal even without receiving voting instructions, and thus we do not expect broker non-votes with respect to this proposal.

Proposal No. 3 is a routine matter under the rules that govern proxy voting by brokers because at least one other proposal is a routine matter. Thus, we do not expect broker non-votes with respect to this proposal.

Proxies.  The persons named as attorneys-in-fact in the proxies, Michael El-Hillow and Christian M. Ehrbar, were selected by the Board of Directors and are executive officers of the Company. All properly executed proxies returned in time to be counted at the meeting will be voted. If you provide specific voting instructions, your shares will be voted as you instruct. If you hold shares in your name and you sign and return the proxy card but do not provide specific voting instructions, your shares will be voted as the Board of Directors recommends.

The Board of Directors knows of no other matter to be presented at the Special Meeting. If any other matter should be presented at the Special Meeting upon which a vote may properly be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the Special Meeting by the proxies named on the enclosed proxy card. This proxy statement and form of proxy are being sent to you in connection with this request and have been prepared for the Board of Directors by our management.

Proxies

The Company is bearing the cost of preparing, assembling, printing and mailing these proxy materials and soliciting votes. We have engaged the Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $20,000 in the aggregate.

If you choose to vote over the Internet, you are responsible for Internet access charges that you incur. If you choose to vote by telephone, you are responsible for charges you may incur.

DISCUSSION

Introduction

The Company has called the Special Meeting to ask its stockholders to support two proposals that will enable the Company to complete a comprehensive recapitalization plan. The comprehensive recapitalization plan approved by the Company’s Board of Directors seeks to align the Company’s capital structure with its current business model and better position the Company for future growth. The approval of the proposals to be voted on at this meeting is critical in order to fully execute the Company’s recapitalization plan and to provide the Company with additional financial flexibility with respect to future issuances of equity and equity linked securities.

Proposal No. 1 is for the stockholders to approve, under the applicable provisions of Nasdaq Marketplace Rule 5635, the issuance of the New Notes (and the issuance of common stock issuable upon conversion of the New Notes, including shares issuable with respect to the Coupon Make Whole Payments and, in the case of the New 4% Notes, with respect to the Additional Amount) in connection with the proposed Exchange Offers and the proposed New 4% Notes Financing as these transactions are described in this proxy statement.

Proposal No. 2 is for the stockholders to approve an amendment of our Certificate of Incorporation to increase the Company’s authorized shares of common stock to 240,000,000. In July 2010, stockholders approved a 1-for-6 reverse stock split as well as a reduction in the authorized shares of common stock from 450,000,000 to 120,000,000, which reduction will take effect when we implement the reverse split. We expect the reverse split to become effective on January 1, 2011 and it will be used to help achieve compliance with Nasdaq listing requirements. Although the Company will have enough shares to complete the proposed Exchange Offers and the proposed New 4% Notes Financing without approval of Proposal No. 2, it believes the proposed increase of our authorized common stock to 240,000,000 shares will be important to having an appropriate level of authorized but unissued shares for the Company following the recapitalization, providing flexibility to undertake other strategic initiatives the Board of Directors may approve from time to time.

Overview of the Recapitalization Plan

The recapitalization plan, if completed, will substantially reduce the Company’s outstanding indebtedness and annual interest expense, exchange a portion of the Company’s existing debt for new debt with longer maturities, create a capital structure that the Company believes is more likely to cause the holders of the Company’s convertible debt to convert their notes into common stock (which would further accomplish the Company’s long term goal of substantially reducing outstanding debt) and increase the Company’s flexibility to manage its business by eliminating certain restrictive covenants and the security interest contained in the Existing 13% Notes. The recapitalization plan is comprised of the following elements:

•	the Exchange Offers and Consent Solicitation described below;

•	raising additional capital by seeking to sell up to $40,000,000 aggregate principal amount of new 4% Convertible Subordinated Additional Cash Notes due 2020 (the “New 4% Notes Financing”);

•	implementing the 1-for-6 reverse stock split (the “Reverse Split”) previously approved by the Company’s stockholders at the Company’s Annual Meeting on July 27, 2010, which the Company expects will become effective on January 1, 2011. The primary objective of the Reverse Split is to raise the per share trading price of our common stock. The Company believes that this will, among other things, better enable it to maintain the listing requirements of its common stock under Nasdaq Marketplace Rules and facilitate higher levels of institutional stock ownership, as investment policies of many institutional investors require minimum securities price points; and

•	increasing the Company’s authorized shares of common stock to 240,000,000 shares in order to ensure that the Company has sufficient shares available for future issuance.

On July 1, 2010, the Company received a deficiency notice from The Nasdaq Global Market stating that, based on the closing price of its common stock for the 30 consecutive business days preceding such date, the Company no longer meets the minimum $1.00 per share requirement for continued listing on The Nasdaq Global Market. In connection with the recapitalization plan, the Company submitted an application to move the listing of the Company’s common stock from The Nasdaq Global Market to The Nasdaq Capital Market, which will give the Company an additional 180-day grace period to regain compliance with the minimum bid price rule to avoid delisting of the Company’s common stock. The move became effective on December 29, 2010. The Reverse Split is expected to address the Company’s non-compliance with the minimum bid price rule within the expected additional 180-day grace period.

The information in this Proxy Statement reflects the implementation of the Reverse Split except where otherwise noted.

The proposed Exchange Offers and Consent Solicitation described in Proposal No. 1 and “Material Terms of the Exchange Offers and New 4% Notes Financing,” and the amendment to the Company’s Certificate of Incorporation described in Proposal No. 2 are important steps in meeting the Company’s objectives of strengthening its capital structure and continuing to fund its operations and expected growth.

Background

Over the past several months, the Company’s management team has been focused on the preparation of a comprehensive plan to strengthen the Company’s capital structure and enhance its financial flexibility. After careful consideration, the Board of Directors approved a recapitalization plan, which includes the Exchange Offers and New 4% Notes Financing described below.

On          , 2010, the Company commenced offers (the “Exchange Offers”) to all holders of its currently outstanding 4% Senior Convertible Notes due 2013 (the “Existing 4% Notes”) and its currently outstanding 13.0% Convertible Senior Secured Notes due 2015 (the “Existing 13% Notes” and, together with the Existing 4% Notes, the “Existing Notes”) to exchange (i) an aggregate principal amount of up to

$100,000,000 of New 4% Notes for an aggregate principal amount of up to $200,000,000 of Existing 4% Notes and (ii) an aggregate principal amount of up to $165,000,000 of New 7.5% Notes for an aggregate principal amount of up to $165,000,000 of Existing 13% Notes. All holders whose Existing Notes are validly tendered and accepted will also receive a cash payment equal to the accrued and unpaid interest on their Existing Notes accepted for exchange from the last applicable interest payment date to but excluding the settlement date. The Exchange Offers are described in greater detail below. As part of the 13% Exchange Offer, the Company is soliciting the consent (the “Consent Solicitation”) of holders of the requisite principal amount outstanding of the Existing 13% Notes to amend certain terms and conditions of the indenture governing the Existing 13% Notes (the “13% Indenture”). The proposed amendments will release the security interest and all of the collateral securing the Company’s obligations under the 13% Indenture, terminate the existing collateral documents and eliminate many of the restrictive covenants and certain events of default in the 13% Indenture, which will provide better financing flexibility for the Company.

The New 4% Notes will:

•	be unsecured subordinated obligations bearing interest at a rate of 4% per annum and maturing in 2020;

•	be convertible into shares of common stock at an initial conversion price of approximately $6.00 per share, subject to adjustment; and

•	on conversion entitle the holder to an additional amount of $300 per $1,000 principal amount of converted New 4% Notes and if converted on or before January 15, 2015, a coupon make whole payment based on the remaining interest that would have been payable to and including January 15, 2015 (in each case paid in cash or shares of common stock).

The New 7.5% Notes will:

•	be our senior unsecured obligations bearing interest at a rate of 7.5% per annum and maturing in 2017;

•	be convertible into shares of common stock at an initial conversion rate determined by dividing $1,000 by the initial conversion price, which will equal 120% of the trading price of the common stock for the five trading day period ending on (and including) the second trading day prior to expiration of the Exchange Offers; and

•	on conversion on or prior to April 15, 2015, entitle the holder to a coupon make whole payment (paid in cash or shares of common stock) based on the remaining interest that would have been payable to and including April 15, 2015.

See “Material Terms of the Exchange Offers and New 4% Notes Financing” for a more detailed description of the Exchange Offers, the Consent Solicitation, the New 4% Notes Financing and the New Notes.

Your approval of Proposal No. 1 (approval of the issuance of the New Notes and the common stock issuable upon conversion of the New Notes) is a non-waivable condition precedent to the completion of the Exchange Offers. Although the Company may choose to complete the Exchange Offers without your approval of Proposal No. 2 (increase in authorized common stock), this increase in the authorized common stock would provide the Company with additional flexibility to make certain payments due on conversion of the New Notes by delivering shares of common stock rather than paying cash, and to issue additional equity and equity linked securities in the future to fund its operations and expected growth and other general corporate purposes. The Company will not be able to meaningfully reduce its outstanding indebtedness and interest expense by way of the recapitalization plan and have an appropriate amount of authorized equity for the purposes described above unless, among other things, its stockholders approve these important proposals.

Risk Factors — Risks Relating to Proposals No. 1 and No. 2

Stockholders will experience significant dilution as a result of the Company’s proposed Exchange Offers and the New 4% Notes Financing and future equity issuances.

We have currently reserved approximately 17.87 million shares of our common stock for issuance upon conversion of the Existing Notes, representing approximately 32% of the Company’s outstanding shares (including all shares of common stock outstanding, outstanding stock options, shares reserved for issuance under the Company’s equity compensation plans and employee stock purchase plans, and all shares issuable under the Company’s convertible notes and related coupon make whole payments and additional amounts upon conversion (“fully diluted”)) as of October 2, 2010. If we complete the Exchange Offers and the New 4% Notes Financing, we will need to reserve a significant number of additional shares of common stock for issuance upon conversion, including with respect to coupon make-whole payments and additional amounts payable on conversion in cash or shares of common stock. Although we can elect to make these additional payments in cash or by issuing shares of common stock, so long as any Existing 13% Notes remain outstanding, we will be required to issue additional shares of common stock to make any of these payments with respect to the New 4% Notes unless we do not receive approval of Proposal No. 2 (increase in authorized common stock), in which case we will also be permitted to make these payments in cash, subject to the subordination provisions of the indenture governing the New 4% Notes.

If Proposal No. 1 is approved and we complete the Exchange Offers (assuming that we issue the full $100,000,000 aggregate principal amount of New 4% Notes and the full $165,000,000 aggregate principal amount of New 7.5% Notes in the Exchange Offers) and the Company sells $40,000,000 principal amount of New 4% Notes in the New 4% Notes Financing:

•	the New Notes will be convertible into a total of approximately 46.25 million shares of common stock, or approximately 55% of the Company’s outstanding common stock on a fully diluted basis (excluding shares issuable upon conversion with respect to coupon make whole payments and additional amounts payable upon conversion) based on assumed initial conversion prices of $6.00 per share for the New 4% Notes and $7.20 per share for the New 7.5% Notes, and excluding shares issuable upon conversion with respect to coupon make whole payments and additional amounts payable on conversion, which are discussed below;

•	at an assumed valuation price of $6.00 per share for purposes of calculating the number of shares to be issued as payment, a total of 19.5 million shares would be issuable upon conversion with respect to these coupon make-whole payments and other payments that the Company may satisfy through the issuance of additional shares or the payment of cash upon conversion, and together with the 46.25 million shares issuable upon conversion described in the first bullet above, would represent a total of 65.75 million shares of common stock, or approximately 63% of the Company’s outstanding common stock on a fully diluted basis; and

•	at an assumed valuation price of $3.00 per share for purposes of calculating the number of shares to be issued as payment, which is the floor price for purposes of valuing shares of common stock for these payments, a total of 39.0 million shares would be issuable upon conversion with respect to these coupon make-whole payments and other payments that the Company may satisfy through the issuance of additional shares or the payment of cash upon conversion, and together with the 46.25 million shares issuable upon conversion described in the first bullet above, would represent a total of 85.25 million shares of common stock, or approximately 69% of the Company’s outstanding common stock on a fully diluted basis.

As a result of the foregoing, the Company’s existing stockholders would incur substantial dilution to their voting interests and will own a smaller percentage of the Company’s outstanding common stock. In addition, if Proposal No. 2 (increase in authorized common stock) is not approved, it is possible we may not have sufficient shares to make a portion of the payments referred to in the second and third bullets above in shares of common stock, in which case we would be required to make these payments in cash. See “Risk Factors—Risks Relating to Proposals No. 1 and No. 2—If Proposal No. 2 is not approved, we may be required to pay in cash certain coupon make whole payments and additional payments due on conversion of the New Notes.”

The dilution resulting from conversions of the New Notes could have an anti-takeover effect.

If Proposal No. 1 is approved, the issuance of the New Notes would make it more difficult for, or could discourage an attempt by, a party to obtain control of the Company by tender offer or other means. The issuance of the common stock issuable upon conversion of the New Notes will increase the number of shares entitled to vote at a meeting of the stockholders of the Company, increase the number of votes required to approve a change of control of the Company and dilute the interest of a party attempting to gain control of the Company.

Although the Exchange Offers will significantly reduce the Company’s outstanding indebtedness, the Company’s high level of debt could adversely affect its ability to fulfill its obligations under the New Notes and impact the Company’s future operations and growth plans.

The Company’s current annual cash interest obligations associated with its outstanding convertible debt is approximately $31.4 million. After giving effect to the Exchange Offers (assuming that the 4% Exchange Offer was completed at the 4% Maximum Amount and at a $500 Exchange Ratio and that all of the Existing 13% Notes were tendered in the 13% Exchange Offer) and the completion of the New 4% Notes Financing, the Company’s expected annual cash interest obligations associated with its outstanding convertible debt would be approximately $19.9 million. See “Discussion-Unaudited Pro Forma Financial Data.” In addition, the Company must repay $36.8 million of loans and related interest payable to Hubei Science and Technology Investment Co., Ltd., an investment fund sponsored by the government of Hubei, China, or HSTIC, by July 24, 2014, in connection with the financing of its China-based wafer manufacturing facility. The Company may also incur additional debt from time to time to finance working capital, product development efforts, strategic acquisitions, investments and alliances, capital expenditures or other general corporate purposes, subject to the restrictions contained in the indentures governing the Existing Notes, the New 7.5% Notes and the New 4% Notes, and in any other agreements under which the Company incurs indebtedness.

The Company’s significant debt and debt service requirements could adversely affect its ability to operate its business and may limit the Company’s ability to take advantage of potential business opportunities. For example, the Company’s high level of debt presents the following risks:

•	the Company is required to use a substantial portion of its cash flow from operations to pay principal at maturity and interest on its debt when due, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, product development efforts, acquisitions, investments and strategic alliances and other general corporate requirements, as well as making it more difficult for the Company to make payments on the notes;

•	the Company’s substantial leverage increases its vulnerability to economic downturns and adverse competitive and industry conditions and could place Company at a competitive disadvantage compared to its competitors that have less debt or are less leveraged;

•	the Company’s debt service obligations could limit its flexibility in planning for, or reacting to, changes in its business and its industry and could limit the Company’s ability to pursue other business opportunities, borrow more money for operations or capital in the future and implement its business strategies;

•	the Company’s level of debt and the covenants within its debt instruments may restrict the Company from raising additional financing on satisfactory terms to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements; and

•	covenants in the Company’s debt instruments may limit its ability to pay dividends, issue new or additional debt, guarantee debt or make other restricted payments and investments.

Any of the above-listed factors could have an adverse effect on the Company’s business, financial condition and results of operations.

A failure to comply with the covenants and other provisions in the Company’s debt instruments could result in events of default under such instruments, which could permit acceleration of the Company’s various outstanding notes. Any required repayment of the Company’s indebtedness as a result of acceleration would reduce the amount of its current cash on hand such that the Company would not have those funds available for use in its business. In addition, the Company may not have sufficient cash on hand to pay all such amounts in the event of an acceleration.

Although completion of the Exchange Offers and the New 4% Notes Financing will, overall, substantially reduce the Company’s outstanding indebtedness and the Company’s cash interest obligations, the Company will still have a significant amount of indebtedness outstanding. Although the Company’s recapitalization plan is intended to create a capital structure that the Company believes is more likely to cause the holders of its convertible debt to convert their notes into common stock (which would further accomplish the Company’s long term goal of substantially reducing outstanding debt), the Company can provide no assurances that these conversions will occur. If the Company’s indebtedness outstanding after the Exchange Offers and the New 4% Notes Financing is not subsequently substantially reduced by conversions into common stock prior to maturity, the Company may have to eventually reduce its indebtedness by other means, including further debt restructurings or raising additional funds through new equity financings if the Company is unable to service its debt or repay principal when due. The Company’s ability to meet its payment and other obligations may depend on its ability to reduce its indebtedness through conversions into common stock or other debt restructurings, and the Company’s ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors, as well as other factors that are beyond the Company’s control. The Company’s business may not generate cash flow in an amount sufficient to enable the Company to pay the principal of, or interest on, its indebtedness or to fund its other liquidity needs, including working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements.

The Company cannot assure you that its total indebtedness will be reduced by conversions into common stock, or that the Company will be able to reduce its indebtedness by other means, or that its business will generate sufficient cash flows from operations or that future borrowings will be available to the Company in amounts sufficient and on terms reasonable to the Company to support its liquidity needs. If the Company is not able to generate sufficient cash flow to service its debt obligations and fund its liquidity needs, the Company may need to refinance or restructure its indebtedness, sell assets, reduce or delay capital investments, or seek to raise additional capital. The Company cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all, or that they would permit the Company to meet its scheduled debt service obligations or fund its liquidity needs. In addition, if the Company incurs additional debt, the risks associated with its substantial leverage, including the risk that the Company will be unable to service its debt or generate enough cash flow to fund its liquidity needs, could intensify. If Company is unable to successfully further refinance or restructure its indebtedness (including through conversions into common stock), sell assets, reduce or delay capital investments or raise additional capital, the Company may have to seek bankruptcy protection.

The consummation of the Exchange Offers and Consent Solicitation may not occur at all or the Company may exchange less than the full amount of Existing Notes.

The Company is not obligated to complete the Exchange Offers and Consent Solicitation under certain circumstances and unless and until certain conditions are satisfied. In addition, the 4% Exchange Offer is not conditioned on the receipt of a minimum amount of tenders. If the Company does not complete the Exchange Offers, the Company will be unable to retire the Existing Notes tendered in the Exchange Offers. Consequently, the Company will be unable to reduce its outstanding indebtedness and annual interest expense and will be required to consider other restructuring and financing alternatives. However, viable alternative restructuring and financing arrangements may not be available or may not be on terms as favorable to the Company’s stockholders as the terms of the Exchange Offers and the New 4% Notes Financing. Such alternatives may be expensive, may have an uncertain timeline and may cause substantially greater dilution to our stockholders than the Exchange Offers and New 4% Notes Financing. If the Company is unable to repay the Existing Notes when due, it may be required to seek protection from its creditors through a bankruptcy filing. In addition, if the Company does not close the Exchange Offers, the restrictive covenants and the security interest contained in the Existing 13% Notes will remain in place.

The consummation of the 4% Exchange Offer is not contingent on the consummation of the 13% Exchange Offer.

If the Company consummates the 4% Exchange Offer without also consummating the 13% Exchange Offer and the Consent Solicitation, the Existing 13% Notes will continue to have the benefit of the security interest and the 13% Indenture will continue to contain the restrictive covenants and events of default that would be eliminated in the 13% Exchange Offer and the Consent Solicitation. These restrictive covenants include covenants that would prevent the Company from redeeming the New 4% Notes at the Company’s option or making certain additional payments that are payable upon conversion in cash. In addition, so long as any Existing 13% Notes remain outstanding after consummation of the 13% Exchange Offer and Consent Solicitation, the Company will not be permitted to make these redemptions at all, and will not be permitted to make these other payments in cash unless Proposal No. 2 (increase in authorized common stock) has not been approved. Furthermore, the Existing 13% Notes would mature on April 15, 2015, five years prior to the maturity date of the New 4% Notes.

The New 4% Notes Financing may not be consummated, and the Exchange Offers and Consent Solicitation are not contingent on the closing of the New 4% Notes Financing.

The Exchange Offers and Consent Solicitation are not contingent on the Company’s consummation of the New 4% Notes Financing contemplated by its recapitalization plan. The Company cannot assure you that it will be able to consummate the New 4% Notes Financing. If the Company fails to consummate the New 4% Notes Financing, it may have insufficient liquidity to meet its operational and initial growth needs and will have to take actions such as reducing or delaying capital expenditures, product development efforts, strategic acquisitions, investments and alliances, selling assets, restructuring or refinancing its debt, including the New Notes, or seeking additional equity capital. In addition, the 13% Indenture provides that a holder of Existing 13% Notes may require the Company to repurchase all or a portion of such holder’s notes on April 15, 2013 unless less than $50,000,000 in aggregate principal amount of Existing 4% Notes and any debt (other than “subordinated debt” (as defined in the 13% Indenture for this purpose)) used to refinance the Existing 4% Notes is outstanding. If the Company does not accept for tender more than $199,207,000 in aggregate principal amount of Existing 4% Notes, at least $50,000,000 aggregate principal amount of Existing 4% Notes will remain outstanding after the close of the Exchange Offers. In addition, if the Company does not receive approval from its stockholders at the Special Meeting to increase its authorized shares to 240,000,000 shares, the Company will be permitted to pay in cash Additional Amounts and Coupon Make Whole Payments with respect to the New 4% Notes while any Existing 13% Notes are still outstanding. This would result in the New 4% Notes not constituting “subordinated debt” for purposes of the 13% Indenture as described above. If either of these events occur, holders of Existing 13% Notes would continue to be able to require the Company to repurchase their Existing 13% Notes in April 2013.

The Company may need to raise significant additional capital in order to continue to grow its business and fund its operations, as planned, which may not be available on acceptable terms or at all.

In the future, the Company may need to raise additional funds via debt and/or equity instruments, which may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, the Company may be unable to fund its plans for the growth of its business. In addition, if funds are available, the issuance of equity securities could significantly dilute the value of the Company’s shares of its common stock and cause the market price of its common stock to fall. If Proposal No. 2 is approved by the Company’s stockholders, the Company will have the ability to issue a significant number of shares of stock in future transactions without seeking further stockholder approval. However, if such approval is not granted, although the Company will have the option to complete the Exchange Offers, its ability to raise additional funds in the future may be curtailed.

If Proposal No. 2 is not approved, we may be required to pay in cash certain coupon make whole payments and additional payments due on conversion of the New Notes.

The Company will be obligated to pay coupon make whole payments on the New Notes upon conversion and pay an additional amount upon conversion of the New 4% Notes upon conversion, and will have the option of making these payments in shares or cash. However, if Proposal No. 2 (increase in authorized common stock) is not approved, under certain circumstances we could be in a position where we do not have sufficient authorized shares to pay these amounts by issuing shares, and we would be required to pay these amounts in cash. This could have a material adverse effect on our financial flexibility, our liquidity and our ability to fund our operations and expected growth. In addition, if we did not have sufficient cash to pay these amounts, this non-payment would create an event of default with respect to the New Notes.

Completion of the Company’s recapitalization plan may cause fluctuations in the price of its common stock.

As part of the recapitalization plan, the Company is implementing the Reverse Split. The primary objective of the Reverse Split is to have the ability to raise the per share trading price of the Company’s common stock. The Company believes that this will, among other things, better enable the Company to maintain the listing requirements of its common stock under Nasdaq Marketplace Rules and facilitate higher levels of institutional stock ownership, as investment policies of many institutional investors require minimum securities price points. The Company cannot assure you that the Reverse Split will accomplish this objective for any meaningful period of time. While the Company expects that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of its common stock, the Company cannot assure you that the Reverse Split will increase the market price of its common stock or result in any permanent or sustained increase in the market price of our stock, which is dependent upon many factors, including our business and financial performance, general market conditions, and prospects for future success. In addition, if a large percentage of holders of New Notes convert their New Notes soon after the settlement of the Exchange Offers, a significant number of additional shares of the Company’s common stock will be in the market, diluting the ownership interest of the Company’s existing stockholders which could have an adverse impact on the price of the Company’s common stock.

The Company’s ability to use net operating loss carryforwards may be subject to limitation.

Section 382 of the U.S. Internal Revenue Code of 1986, as amended, imposes an annual limit on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership or equity structure. The Company’s ability to use net operating losses may be limited by prior changes in its ownership, by the issuance of shares of common stock upon conversion of the Existing Notes or New Notes, or by the consummation of other transactions. As a result, if the Company earns net taxable income, its ability to use net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liabilities for the Company.

Summary Historical Consolidated Financial Data

The following summary historical consolidated financial data should be read in conjunction with, and are qualified by reference to, the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s consolidated financial statements, including the related notes, incorporated by reference into this Proxy Statement.

The summary historical consolidated financial data in this section are not intended to replace the consolidated financial statements. The data presented for the fiscal years ended December 31, 2005 and 2006 and as of December 31, 2005, 2006 and 2007 are derived from the Company’s audited consolidated financial statements not included in this Proxy Statement or incorporated by reference herein. The data presented for the fiscal years ended December 31, 2007, 2008 and 2009 and as of December 31, 2008 and 2009 are derived from the Company’s audited consolidated financial statements incorporated by reference herein. The data presented as of October 3, 2009 are derived from the Company’s unaudited condensed consolidated financial statements not included in this Proxy Statement or incorporated by reference herein. The historical consolidated financial information as of October 2, 2010 and for the year-to-date periods ended October 3, 2009 and October 2, 2010 has been derived from, and should be read together with, the Company’s unaudited condensed consolidated financial statements and accompanying notes incorporated by reference herein. Historical results are not necessarily indicative of future results.

						For the Year-to-Date Period Ended
	For the Year Ended December 31,					October 3,	October 2,
	2005	2006	2007	2008	2009	2009	2010
	(In thousands, except per share data)

Consolidated Statement of Operations Data:
Revenue	$43,627	$102,252	$69,866	$111,959	$271,848	$197,302	$249,524
Cost of revenue	39,954	90,310	52,838	93,073	253,484	187,842	229,725

Gross profit	3,673	11,942	17,028	18,886	18,364	9,460	19,799

Operating Expenses:
Research and development	10,622	18,390	20,594	22,039	18,058	13,307	15,078
Selling, general and administrative	12,708	21,890	20,608	23,868	26,260	18,990	28,713
Write-off of loan receivable from silicon supplier	—	—	—	—	43,882	43,882	—
Facility start-up and equipment write-offs	—	1,526	1,404	38,657	16,115	6,639	14,481
Restructuring charges	—	—	—	30,413	11,940	3,394	13,780

	—
Total operating expenses	23,330	41,806	42,606	114,977	116,255	86,212	72,052

Operating loss	(19,657)	(29,864)	(25,578)	(96,091)	(97,891)	(76,752)	(52,253)
Other income (expense):
Foreign exchange gains (losses), net	5	3,322	444	(4,078)	2,650	3,460	(2,845)
Gain on investment in Sovello AG	527	—	—	—	—	—	—
Interest income	3,140	4,613	9,774	12,695	4,728	3,672	1,612
Interest expense	(2,526)	(6,084)	(3,412)	(8,874)	(27,992)	(20,101)	(29,002)
Loss on share lending	—	—	—	(140,706)	—	—	—
Gain on early extinguishment of debt	—	—	—	—	—	—	24,777

						For the Year-to-Date Period Ended
	For the Year Ended December 31,					October 3,	October 2,
	2005	2006	2007	2008	2009	2009	2010
	(In thousands, except per share data)

Other income (expense), net	1,146	1,851	6,806	(140,963)	(20,614)	(12,969)	(5,458)

Loss before noncontrolling interest, equity income (loss) from interest in Sovello AG, (impairment) recovery of equity investment and income tax benefit	(18,511)	(28,013)	(18,772)	(237,054)	(118,505)	(89,721)	(57,711)
Equity income (loss) from interest in Sovello AG	—	495	2,170	8,435	(29,748)	(16,202)	—
Impairment and other charges associated with equity investment in Sovello AG	—	—	—	—	(126,057)	(69,713)	—
Recovery of impairment charges associated with Sovello AG	—	—	—	—	—	—	3,227
Income tax benefit	—	—	—	—	(8,090)	(7,805)	—

Net loss including noncontrolling interest	(18,511)	(27,518)	(16,602)	(228,619)	(266,220)	(167,831)	(54,484)
Net loss attributable to noncontrolling interest	1,195	849	—	—	—	—	—

Net loss attributable to Evergreen Solar, Inc.	$(17,316)	$(26,669)	$(16,602)	$(228,619)	$(266,220)	$(167,831)	$(54,484)

Net loss per share attributable to Evergreen Solar, Inc. (basic and diluted), without giving effect to the Reverse Split	$(0.29)	$(0.41)	$(0.19)	$(1.75)	$(1.42)	$(0.92)	$(0.27)
Weighted average shares used in computing basic and diluted net loss per share, without giving effect to the Reverse Split	59,631	65,662	86,799	130,675	187,777	182,250	205,361
Net loss per share attributable to Evergreen Solar, Inc. (basic and diluted), after giving effect to the Reverse Split(1)	$(1.74)	$(2.44)	$(1.15)	$(10.50)	$(8.51)	$(5.53)	$(1.59)
Weighted average shares used in computing basic and diluted net loss per share, after giving effect to the Reverse Split(1)	9,939	10,944	14,467	21,779	31,296	30,375	34,227

	As of
	December 31,	December 31,	December 31,	December 31,	December 31,	October 3,	October 2,
	2005	2006	2007	2008	2009	2009	2010
	(In thousands)

Consolidated Balance Sheet Data:
Current assets	$144,853	$81,994	$182,190	$258,319	$237,638	$217,481	$259,330
Non-current assets	84,106	125,257	371,065	750,192	589,995	658,723	575,721
Current liabilities	20,449	24,404	69,962	100,517	65,623	38,585	57,132
Non-current liabilities	109,837	90,000	90,000	320,356	362,824	336,558	429,081
Total stockholders’ equity	98,673	92,847	393,293	587,638	399,186	501,061	348,838

(1)	Gives effect to the Reverse Split, which the Company expects will become effective on January 1, 2011.

Impact of the Exchange Offers and New 4% Notes Financing on the Company’s Capitalization

The following table sets forth the Company’s cash, cash equivalents and marketable securities and the Company’s capitalization as of October 2, 2010:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the Exchange Offers and Consent Solicitation and the New 4% Notes Financing, as if they had occurred on October 2, 2010.

The table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2010 and its consolidated financial statements and the notes to those financial statements incorporated by reference in this Proxy Statement.

	As of October 2, 2010
	Actual	As Adjusted
	(Dollars in thousands,
	except par value)

Cash, cash equivalents and marketable securities	$93,275	$120,547
Restricted cash	6,710	6,710
Existing 4% Notes	221,899	43,815
Existing 13% Notes	165,000	—
Loan and related interest payable	36,786	36,786
New 4% Notes(1)	—	72,794
New 7.5% Notes(2)	—	72,508

Total long-term debt	423,685	225,903
Stockholder’s equity:
Common stock, $0.01 par value, 450,000,000 shares authorized, 208,908,066 issued and outstanding(3)	2,089	2,089
Preferred stock, $0.01 par value, 27,227,668 shares authorized, none issued and outstanding, actual and as adjusted	—	—
Additional paid-in capital	1,032,108	1,196,419
Accumulated deficit	(685,603)	(612,132)
Accumulated other comprehensive income(4)	244	244

Total stockholder’s equity	348,838	586,620

Total capitalization	$772,523	$812,523

(1)	Assumes $200,000,000 principal amount of Existing 4% Notes are tendered and accepted and $100,000,000 principal amount of New 4% Notes is issued in the 4% Exchange Offer and $40,000,000 principal amount of New 4% Notes issued in the New 4% Notes Financing. The Company cannot provide any assurance that it will complete the New 4% Notes Financing, which is not a condition to the Exchange Offers.

(2)	Assumes $165,000,000 principal amount of New 7.5% Notes is issued in the 13% Exchange Offer.

(3)	Excludes (i) shares issuable upon exercise of outstanding options; (ii) shares issuable under the Company’s stock option and incentive plan and the Company’s employee stock purchase plan; (iii) shares potentially issuable upon conversion of the Existing Notes; and (iv) shares potentially issuable upon conversion of the New Notes. The foregoing numbers do not reflect the 1-for-6 Reverse Split we expect to implement on January 1, 2011. After we file the amendment to our certificate of incorporation to effect the Reverse Split, we will have 120,000,000 shares authorized and approximately 34,818,011 shares issued and outstanding. In addition, in connection with the Company’s recapitalization plan, the Company is asking its stockholders to approve an increase to its authorized shares of common stock to 240,000,000, after giving effect to the Reverse Split.

(4)	Comprehensive loss consists of cumulative foreign currency translation adjustments.

The as adjusted information discussed above is illustrative only and may change depending on the actual total amount of Existing Notes tendered in the Exchange Offers, the exchange ratio at which Existing 4% Notes are exchanged for New 4% Notes and the amount and price of New 4% Notes issued in the New 4% Notes Financing.

Book Value

As of October 2, 2010, the Company had a net book value of $348.8 million, or approximately $1.67 per share of its outstanding common stock (or approximately $10.02 per share of its common stock outstanding after giving effect to the Reverse Split). Net book value per share is equal to the Company’s total assets less total liabilities, divided by the outstanding number of shares of its common stock.

After giving effect to the Exchange Offers as described above, the Company’s pro forma net book value as adjusted as of October 2, 2010 will be approximately $567.4 million or approximately $2.72 per share of its common stock outstanding (or approximately $16.30 per share of its common stock outstanding after giving effect to the Reverse Split). Common stock outstanding excludes stock options and shares of the Company’s stock issuable under all convertible notes outstanding.

Unaudited Pro Forma Financial Data

The following unaudited pro forma financial information is based on, and should be read in conjunction with the Company’s audited consolidated financial statements and related notes that are contained in the Company’s Current Report on Form 8-K dated August 12, 2010 and the Company’s unaudited consolidated financial statements and related notes that are contained in the Company’s Quarterly Report on Form 10-Q for the period ended October 2, 2010, and with the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in these documents, incorporated by reference in this proxy statement. The unaudited pro forma financial information gives effect to the following transactions, as if such transactions were consummated as of January 1, 2009 for statement of operations purposes and October 2, 2010 for balance sheet purposes including:

•	the tender and cancellation of $200,000,000 aggregate principal amount of Existing 4% Notes, the maximum amount that the Company will accept for exchange pursuant to the 4% Exchange Offer;

•	the tender and cancellation of $165,000,000 aggregate principal amount of Existing 13% Notes, the maximum amount that the Company will accept for exchange pursuant to the 13% Exchange Offer;

•	the issuance of $100,000,000 aggregate principal amount of New 4% Notes in exchange for the Existing 4% Notes;

•	the issuance of $165,000,000 aggregate principal amount of New 7.5% Notes in exchange for the Existing 13% Notes;

•	the payment of an estimated $7.8 million in fees and expenses related to the Exchange Offers; and

•	payment of approximately $2.5 million in accrued but unpaid interest associated with Existing 4% Notes and Existing 13% Notes that are tendered in accordance with the terms of the Exchange Offers.

The unaudited pro forma financial information set forth below does not give effect to the New 4% Notes Financing or, except where otherwise indicated, the Reverse Split. The unaudited pro forma financial information set forth below is based on estimates and assumptions which have been made solely for purposes of developing such pro forma information and is for informational purposes only, is not an indication of future performance, and should not be considered indicative of actual results that would have been achieved had the Exchange Offers actually been consummated on the dates or at the beginning of the periods presented. The estimated pro forma adjustments arising from the Exchange Offers are derived from the preliminary accounting of the transactions. However, no pro forma adjustments have been presented with respect to any potential impact of troubled debt restructuring accounting requirements, any potential embedded derivatives with respect to the New Notes or any conversions of notes during the periods presented. The final accounting for the Exchange Offers will not be completed until the final terms are known.

Unaudited Consolidated Pro Forma Balance Sheets

	Historical
	October 2,	Exchange
	2010	Adjustment	Pro Forma
	(In thousands, except per share data)

ASSETS
Current assets:
Cash and cash equivalents	$93,275	$(10,328)	$82,947	(1)
Accounts receivable, net of allowances for doubtful accounts	59,390	—	59,390
Inventory	47,140	—	47,140
Prepaid cost of inventory	34,524	—	34,524
Other current assets	25,001	—	25,001

Total current assets	259,330	(10,328)	249,002
Restricted cash	6,710	—	6,710
Deferred financing costs	10,249	7,798	18,047	(2)
Loan receivable from Jiawei and related interest	13,311	—	13,311
Prepaid cost of inventory	121,213	—	121,213
Fixed assets, net	423,936	—	423,936
Other assets	302	—	302

Total assets	$835,051	$(2,530)	$832,521

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$37,712	$—	$37,712
Due to Sovello AG and related guarantees	—	—	—
Accrued employee compensation	4,533	—	4,533
Accrued interest	11,372	(2,530)	8,842	(3)
Accrued warranty	3,515	—	3,515

Total current liabilities	57,132	(2,530)	54,602
Convertible notes, net of discount	386,899	(218,580)	168,319	(4)
Loan and related interest payable	36,786	—	36,786
Deferred income taxes	5,396	—	5,396

Total liabilities	486,213	(221,110)	265,103
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 450,000,000 shares authorized, 208,908,066 shares issued and outstanding at October 2, 2010	2,089	—	2,089	(6)
Additional paid-in capital	1,032,108	145,109	1,177,217	(4)
Accumulated deficit	(685,603)	73,471	(612,132	)(5)
Accumulated other comprehensive income (loss)	244	—	244

Total stockholders’ equity	348,838	218,580	567,418

Total liabilities and stockholders’ equity	$835,051	$(2,530)	$832,521

(1)	Represents the payment of an estimated $7.8 million in fees and expenses related to the Exchange Offers and payment of approximately $2.5 million in accrued but unpaid interest associated with Existing 4% Notes and Existing 13% Notes that are tendered in accordance with the terms of the Exchange Offers.

(2)	The Company is currently evaluating the accounting for the Exchange Offers with respect to troubled debt restructuring in accordance with ASC 470-60-55, the final accounting for which will be dependent upon the final terms of the Exchange Offers. If the New Notes issued under the Exchange Offers are to be accounted for as a troubled debt restructuring, the approximately $18 million of estimated financing costs would be treated as reduction of the gain on extinguishment of the Existing 4% Notes.

(3)	As part of the Exchange Offers, holders of the Existing 4% Notes and Existing 13% Notes will receive accrued and unpaid interest on any notes accepted in the Exchange Offers. The adjustment of $2.5 million reflects the payment of all accrued and unpaid interest on the Existing 4% Notes and Existing 13% Notes as of October 2, 2010.

(4)	Primarily represents the discounts as a result of the existence of the cash settlement provisions of the New Notes. No pro forma adjustments have been presented for any potential embedded derivatives of the New Notes issued in the Exchange Offers. The final accounting for the Exchange Offers will not be completed until the final terms are known.

(5)	Represents the estimated gain on extinguishment of debt associated with the exchange of the Existing 4% Notes. As previously noted, the estimated gain is subject to further adjustment upon final accounting determination of troubled debt restructuring (ASC 470-60-55) or any potential embedded derivates of the notes issued in the Exchange Offers.

(6)	The foregoing numbers do not reflect the Reverse Stock Split the Company expects to implement on January 1, 2011. After we file the amendment to our certificate of incorporation that will effect the Reverse Split, we will have 120,000,000 shares authorized and approximately 34,818,011 shares issued and outstanding.

Unaudited Consolidated Pro Forma Statements of Operations

	Year Ended December 31, 2009			Year-to-Date Period Ending October 2, 2010
		Pro Forma	Pro		Pro Forma
	Historical	Adjustment	Forma	Historical	Adjustment	Pro Forma
	(In thousands, except per share data)

Consolidated Statement of Operations Data:
Revenue	$271,848	$—	$271,848	$249,524	$—	$249,524
Cost of revenue	253,484	—	253,484	229,725	—	229,725

Gross profit	18,364	—	18,364	19,799	—	19,799

Operating Expenses:
Research and development	18,058	—	18,058	15,078	—	15,078
Selling, general and administrative	26,260	—	26,260	28,713	—	28,713
Write-off of loan receivable from silicon supplier	43,882	—	43,882	—	—	—
Facility start-up and equipment write-offs	16,115	—	16,115	14,481	—	14,481
Restructuring charges	11,940	—	11,940	13,780	—	13,780

Total operating expenses	116,255	—	116,255	72,052	—	72,052

Operating loss	(97,891)	—	(97,891)	(52,253)	—	(52,253)
Other income (expense):
Foreign exchange gains (losses), net	2,650	—	2,650	(2,845)	—	(2,845)
Interest income	4,728	—	4,728	1,612	—	1,612
Interest expense	(27,992)	(12,386)	(40,378)	(29,002)	(23,141)	(52,143	)(1)
Gain on early extinguishment of debt	—	—	—	24,777	—	24,777	(2)

Other income (expense), net	(20,614)	(12,386)	(33,000)	(5,458)	(23,141)	(28,599)

Loss before noncontrolling interest, equity income (loss) from interest in Sovello AG, (impairment) recovery of equity investment and income tax benefit	(118,505)	(12,386)	(130,891)	(57,711)	(23,141)	(80,852)
Equity income (loss) from interest in Sovello AG	(29,748)	—	(29,748)	—	—	—
Impairment and other charges associated with equity investment in Sovello AG	(126,057)	—	(126,057)	—	—	—
Recovery of impairment charges associated with Sovello AG	—	—	—	3,227	—	3,227
Income tax benefit	(8,090)	—	(8,090)	—	—	—	(3)

Net loss including noncontrolling interest	$(266,220)	(12,386)	$(278,606)	$(54,484)	(23,141)	$(77,625)

Net loss per share attributable to Evergreen Solar, Inc. (basic and diluted), without giving effect to the Reverse Split	$(1.42)		$(1.48)	$(0.27)		$(0.38)
Weighted average shares used in computing basic and diluted net loss per share, without giving effect to the Reverse Split	187,777	—	187,777	205,361	—	205,361
Net loss per share attributable to Evergreen Solar, Inc. (basic and diluted), after giving effect to the Reverse Split(4)	$(8.51)		$(8.90)	$(1.59)		$(2.27)
Weighted average shares used in computing basic and diluted net loss per share, after giving effect to the Reverse Split(4)	31,296	—	31,296	34,227	—	34,227

(1)	Adjustments to interest expense are comprised of the following components:

	Year Ended December 31, 2009			Year-to-date Period Ending October 2, 2010
		Pro Forma			Pro Forma
	Historical	Adjustment	Pro Forma	Historical	Adjustment	Pro Forma

Coupon	$16,194	$(4,192)	$12,002	$20,305	$(3,781)	$16,524
Amortization of original issue discount and deferred financing costs (non-cash)	14,126	18,620	32,746	9,625	27,572	37,197
Capitalized interest and other	(2,328)	(2,041)	(4,369)	(928)	(650)	(1,578)

	$27,992	$12,386	$40,378	$29,002	$23,141	$52,143

(2)	The gain on extinguishment of debt associated with the exchange of the Existing 4% Notes in not included as an adjustment to the pro forma amounts because it is not considered to have a continuing impact on our results of operations.

(3)	No adjustments were made for income tax adjustments to account for the changes in pre-tax loss as we recorded a valuation allowance recorded against all net operating losses.

(4)	Gives effect to the Reverse Split, which the Company expects will become effective on January 1, 2011.

Ratio of Earnings to Fixed Charges

	Year Ended December 31, 2009			Year-to-Date Period Ending October 2, 2010
		Pro Forma			Pro Forma
	Historical	Adjustment	Pro Forma	Historical	Adjustment	Pro Forma
	(In thousands)

Loss before noncontrolling interest, equity income (loss), (impairment) recovery of equity investment and income tax benefit	$(118,505)	$(12,386)	$(130,891)	$(57,711)	$(23,141)	$(80,852)
Fixed charges:
Interest portion of operating lease(1)	846	—	846	606	—	606
Debt interest(2)	30,661	12,386	43,047	29,865	23,141	53,006

Total fixed charges	$31,507	$12,386	$43,894	$30,471	$23,141	$53,613

Loss before noncontrolling interest, equity income (loss), (impairment) recovery of equity investment and income tax benefit plus fixed charges	$(89,667)	$—	$(89,667)	$(28,103)	$—	$(28,103)

Accretion and dividends on preferred stock	$—	$—	$—	$—	$—	$—
Total fixed charges and preferred accretion and dividends	31,507	12,386	43,894	30,471	23,141	53,613
Ratio of earnings to fixed charges and accretion and dividends on preferred stock	(3)	(3)	(3)	(3)	(3)	(3)

Supplemental Information:
Additional earnings required to achieve 1:1 ratio of earnings to fixed charges and accretion and dividends on preferred stock	$121,174	$12,386	$133,560	$58,574	$23,141	$81,715

(1)	Represents an approximate interest factor of 1/3 of operating rentals.

(2)	Includes interest capitalized.

(3)	Earnings are inadequate to cover fixed charges and preferred accretion and dividends; additional earnings required presented in supplemental information in above table.

If a substantial number of Existing Notes are tendered in the Exchange Offers, the Exchange Offers will result in a substantial reduction on the Company’s cash interest obligations. The substantial reduction in the Company’s cash interest obligations results from the exchange of an aggregate principal amount of $200,000,000 of Existing 4% Notes for an aggregate principal amount of $100,000,000 of New 4% Notes, both of which bear interest at 4.0% per year, and the exchange of an aggregate principal amount of $165,000,000 of Existing 13% Notes, which bear interest at 13.0% per year, for an aggregate principal amount of $165,000,000 of New 7.5% Notes, which bear interest at 7.5% per year. The Company’s current annual cash interest obligations associated with our outstanding convertible debt is approximately $31.4 million. After giving effect to the Exchange Offers (assuming that $100,000,000 of New 4% Notes and $165,000,000 of New 7.5% Notes are issued in the Exchange Offers) and the issuance of $40,000,000 aggregate principal amount of New 4% Notes in the New 4% Notes Financing, our expected annual cash interest obligations associated with our outstanding convertible debt would be approximately $19.9 million.

PROPOSAL NO. 1

APPROVAL OF THE ISSUANCE OF NOTES AND THE ISSUANCE OF THE COMMON STOCK
UPON CONVERSION OF THE NOTES

Background

The Company is seeking stockholder approval under the applicable provisions of Nasdaq Marketplace Rule 5635 for the issuance of the New Notes (and the issuance of common stock issuable upon conversion of the New Notes, including shares issuable with respect to the Coupon Make Whole Payments and, in the case of the New 4% Notes, with respect to the Additional Amount) in connection with the proposed Exchange Offers and the New 4% Notes Financing. As described under the captions “Material Terms of the Exchange Offers and New 4% Notes Financing — Terms and Conditions of the Exchange Offers and Consent Solicitation,” and “— Terms and Conditions of the New 4% Notes Financing,” the Company will offer to issue the New 4% Notes and the New 7.5% Notes in exchange for certain Existing Notes and will offer for sale up to $40,000,000 aggregate principal amount of New 4% Notes.

For a more detailed description of the Exchange Offers, the New 4% Notes Financing and the terms of the New 4% Notes and the New 7.5% Notes, see “Material Terms of the Exchange Offers and New 4% Notes Financing — Terms and Conditions of the Exchange Offers and Consent Solicitation,” and “— Terms and Conditions of the New 4% Notes Financing.”

Reason for Request for Stockholder Approval

The Company is seeking approval for the issuance of the New Notes (and the issuance of common stock issuable upon conversion of the New Notes, including shares issuable with respect to the Coupon Make Whole Payments and, in the case of the New 4% Notes, with respect to the Additional Amount) in connection with the proposed the Exchange Offers and the New 4% Notes Financing under all the applicable provisions of Marketplace Rule 5635, which applies to the issuance of securities in certain circumstances.

Nasdaq Marketplace Rule 5635(d) requires stockholder approval of the issuance of common stock, or securities convertible into or exercisable for common stock, equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book or market value of the stock. Because the proposed Exchange Offers would likely result in the issuance of securities convertible into more than 20% of the Company’s shares at a price that is lower than the current book value of the shares, the Company is seeking stockholder approval pursuant to Marketplace Rule 5635(d).

In addition, under Marketplace Rule 5635(b), companies are required to obtain stockholder approval prior to the issuance of securities when the issuance or potential issuance would result in a “change of control” as defined by Nasdaq. Nasdaq generally characterizes a transaction whereby an investor or group of investors acquires, or obtains the right to acquire, 20% of more of the outstanding shares or the voting power of an issuer on a post-transaction basis as a “change of control” for purposes of Rule 5635(b). While the completion of the Exchange Offers and New 4% Notes Financing could lead to a “change of control”, the Company is not currently aware of any investor who would acquire more than 20% of the outstanding shares or the voting power of the Company in the Exchange Offers and New 4% Notes Financing.

Furthermore, under Marketplace Rule 5635(c), companies are required to obtain stockholder approval prior to issuance of common stock or securities convertible into or exercisable for common stock to certain affiliates at a price less than the market value of the common stock, as such issuance is considered a form of “equity compensation.” To the extent that the issuance of the New Notes could be considered a form of

“equity compensation,” the Company is seeking stockholder approval pursuant to Marketplace Rule 5635(c). The Company is not aware of any affiliates exchanging Existing Notes in the Exchange Offers.

Impact on Stockholders of Approval or Disapproval of this Proposal No. 1

If this proposal is approved, the issuance of the New Notes could have an anti-takeover effect because such issuance would make it more difficult for, or discourage an attempt by, a party to obtain control of the Company by tender offer or other means. The issuance of the common stock issuable upon conversion of the New Notes will increase the number of shares entitled to vote, increase the number of votes required to approve a change of control of the Company, and dilute the interest of a party attempting to obtain control of the Company. The Board of Directors does not have any current knowledge of any effort by any third party to accumulate the Company’s securities or obtain control of the Company by any means.

If this proposal is not approved, there may be other effects on the stockholders, including that the Company will be unable to complete the Exchange Offers and the New 4% Notes Financing. If the Company does not complete the Exchange Offers, the Company will be unable to retire the Existing Notes tendered in the Exchange Offers. Consequently, the Company will be unable to reduce its outstanding indebtedness and annual interest expense. If the Company does not consummate the Exchange Offers and the New 4% Notes Financing, the Company will consider all viable restructuring and financing alternatives available to it at such time. However, viable alternative restructuring and financing arrangements may not be available or may not be on terms as favorable to our stockholders as the terms of the Exchange Offers and the New 4% Notes Financing. Such alternatives may be expensive, may have an uncertain timeline and may cause substantially greater dilution to our stockholders than the Exchange Offers and 4% Notes Financing. If the Company is unable to repay the Existing Notes when due beginning in 2013, it may be required to seek protection from its creditors through a bankruptcy filing. If so, it is likely that there would be little or no assets available for payment or distribution to the Company’s stockholders, and you will lose your entire investment in the Company. For a discussion of additional risks relating to the Exchange Offers, see “Discussion — Risk Factors — Risks Relating to Proposals No. 1 and No. 2.”

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and voting on the matter is necessary under Rule 5635(e)(4) of the Nasdaq Marketplace Rules to approve the issuance of the New Notes and the common stock issuable upon conversion of the New Notes. Accordingly, failure to vote and broker non-votes will not affect whether this proposal is approved, but an abstention will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS HAS APPROVED THE ISSUANCE OF THE NEW NOTES AND THE ISSUANCE OF THE COMMON STOCK UPON CONVERSION OF THE NEW NOTES AS SET FORTH IN PROPOSAL NO. 1. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 1.

PROPOSAL NO. 2

AUTHORIZATION TO INCREASE THE COMPANY’S AUTHORIZED COMMON STOCK
FROM 120,000,000 SHARES TO 240,000,000 SHARES

Background

In order to ensure sufficient shares of common stock will be available for future issuance by the Company, the Board of Directors has approved, subject to stockholder approval, an amendment to our Certificate of Incorporation to increase the number of shares of our common stock authorized for issuance from 120,000,000 to 240,000,000. You are being asked to consider and act upon this proposal to approve the proposed amendment to the Certificate of Incorporation which is attached as Appendix A to this proxy statement. Although the Company will have enough authorized shares to complete the proposed Exchange Offers and the proposed New 4% Notes Financing of without the approval of Proposal No. 2, it is important that the Company have the an appropriate number of authorized but unissued shares following the recapitalization. This will provide the Company with the flexibility to, among other things, undertake important strategic initiatives the Board of Directors may approve from time to time.

At our annual meeting on July 27, 2010, the Company’s stockholders approved an amendment to the Company’s certificate of incorporation to give the Board of Directors the authority to effect a 1-for-6 reverse stock split (the “Reverse Split”) of the Company’s common stock issued and outstanding and to reduce the authorized shares of common stock from 450,000,000 to 120,000,000. The Company expects to implement the Reverse Split on January 1, 2011.

Under Delaware law, we may only issue shares of common stock to the extent such shares have been authorized for issuance under our Certificate of Incorporation. From time-to-time, the Company issues shares of its common stock in connection with capital raises to fund operations and expansion plans and for other general corporate purposes. Upon each of these occurrences, the amount of available authorized shares decreases. Upon completion of the Reverse Split, our Certificate of Incorporation will authorize the issuance of up to 120,000,000 shares of common stock. However, as of October 2, 2010, 34.8 million shares of common stock were issued and outstanding and 2.6 million shares were reserved for issuance under our equity compensation plans pursuant to outstanding and yet to be issued equity awards and the employee stock purchase plan. If the Exchange Offers and the New 4% Notes Financing described above under Proposal No. 1 are consummated (assuming that the Company issues the full $100,000,000 aggregate principal amount of New 4% Notes and the full $165,000,000 aggregate principal amount of New 7.5% Notes in the Exchange Offers and the Company sells $40,000,000 principal amount of New 4% Notes in the New 4% Notes Financing), the New Notes will be convertible into a total of approximately 46.3 million shares of common stock, based on assumed initial conversion prices of $6.00 per share for the New 4% Notes and $7.20 per share for the New 7.5% Notes and excluding shares issuable upon conversion with respect to coupon make whole payments and additional amounts payable on conversion, which are discussed below. The Company will have adequate available shares of common stock for these issuances upon conversion of the New Notes whether or not Proposal No. 2 is approved. In addition, the Company will be obligated to pay coupon make whole payments on the New Notes upon conversion and pay an additional amount upon conversion of the New 4% Notes, and will have the option of making these payments in shares or cash. If the Company elected to make these payments by delivering shares of common stock, these shares would be valued at a 10% discount to the market price of the common stock at that time (based on a trading period or a particular day, depending on the type of conversion), subject to a floor price of $3.00 per share. At this floor price, a maximum of approximately 39.0 million shares, would be issuable upon conversion with respect to these coupon make-whole payments and additional payments that the Company may satisfy through the issuance of additional shares upon conversion. Although the Company may choose to complete the Exchange Offers without approval of Proposal No. 2, it is possible that under certain circumstances the Company may not have sufficient authorized shares, at the time such conversions occur, to pay all of these amounts (under all of the then outstanding New Notes) by delivering shares. The proposed increase in the authorized common stock would provide the Company with additional flexibility to, among other things, make certain payments due on conversion of a portion of the New Notes in the future by delivering shares of common stock rather than paying cash, as well as to issue additional equity and equity linked securities in the future to fund its operations and expected growth and other general corporate purposes. See “Risk Factors — Risks Relating to Proposals No. 1 and No. 2 — If Proposal No. 2 is not approved, we may be required to pay in cash certain coupon make whole payments and additional payments due on conversion of the New Notes.”

Purpose and Effect of the Increase in the Amount of the Company’s Authorized Common Stock

The principal purpose of this proposal is to authorize additional shares of common stock, which may be used for general corporate purposes. As an example, the Board of Directors may in the future determine that it is appropriate or necessary to raise additional capital through the sale of equity securities, convertible debt securities or other equity linked securities, to acquire another company or its assets, to establish strategic relationships with corporate partners, to provide equity incentives to employees and officers (subject to additional stockholder approvals as required), to permit future stock dividends or for other corporate purposes. In addition, the Company may use a portion of the additional authorized shares of common stock to make payments of certain coupon make whole payments and additional amounts payable on conversion of the New Notes, rather than pay cash, which would increase the Company’s financial flexibility and liquidity and preserve its cash for funding its operations and expected future growth. See “Risk Factors — Risks Relating to Proposals No. 1 and No. 2 — If Proposal No. 2 is not approved, we may be required to pay in cash certain coupon make whole payments and additional payments due on conversion of the New Notes.” The availability of additional shares of common stock is particularly important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of common stock. If the amendment is approved by the stockholders, the Board does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, unless stockholder approval is otherwise required by law or the Marketplace Rules of the Nasdaq Stock Market which require stockholder approval for certain issuances of stock.

The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, the Board or Directors will have the authority to issue authorized common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. Other than OCI Company Ltd., our largest silicon supplier, the holders of our common stock have no preemptive rights and the Board of Directors has no plans to grant such rights with respect to any such shares. OCI’s preemptive rights allow it to avoid having its ownership diluted by participating in equity and debt offerings made by the Company on the same terms and conditions as other purchasers.

The increase in the authorized amount of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change of control of the Company without further action by the stockholders. Shares of authorized and unissued common stock could, within the limits imposed by applicable law or stock exchange rules, be issued in one or more transactions which would make a change of control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

We do not have any arrangements, commitments or understandings to issue any shares of our capital stock except in connection with our existing stock option and purchase plans, our Existing 4% Notes, our Existing 13% Notes, the Exchange Offers and the New 4% Notes Financing.

The Board of Directors is not currently aware of any attempt to take over or acquire the Company. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized common stock is not prompted by any specific effort or takeover threat currently perceived by management.

As of October 2, 2010, after giving effect to the Reverse Split, there were:

•	120.0 million shares of our common stock authorized;

•	approximately 34.8 million shares of our common stock issued and outstanding;

•	approximately 0.7 million shares of common stock underlying options outstanding at a weighted average exercise price of $24.60 per share;

•	approximately 1.8 million shares of our common stock reserved and available for future issuance or future grant under our 2000 Stock Option and Incentive Plan;

•	approximately 0.2 million shares of common stock reserved and available for future issuance or future grant under our 2000 Employee Stock Purchase Plan;

•	approximately 3.4 million shares reserved for issuance upon the conversion of our outstanding Existing 4% Notes, in the aggregate principal amount of $249,207,000 to the extent the conversion value exceeds the principal amount of the Existing 4% Notes;

•	approximately 14.4 million shares reserved for issuance upon the conversion of our outstanding Existing 13% Notes, in the aggregate principal amount of $165,000,000;

•	no shares of our preferred stock issued and outstanding and no shares of our common stock reserved for issuance upon the conversion of shares of our preferred stock; and

•	approximately 64.7 million shares of our common stock which are authorized, unreserved and unissued.

The numbers above have not been adjusted for the Reverse Split and the related amendment to our Certificate of Incorporation described above.

The proposed amendment to our Certificate of Incorporation will not change the number of authorized shares of preferred stock.

We believe that the increase in the number of authorized shares of common stock is in the best interests of the Company and its stockholders.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the outstanding shares of our common stock voting is required to approve the proposed amendment of our Certificate of Incorporation. Abstentions have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS HAS ADOPTED A RESOLUTION APPROVING THE AMENDMENT OF OUR CERTIFICATE OF INCORPORATION AND DECLARING ITS ADVISABILITY AS SET FORTH IN PROPOSAL NO. 2. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 2.

PROPOSAL NO. 3

ADJOURNMENT, POSTPONEMENT OR CONTINUATION OF
THE SPECIAL MEETING

Proposal

If at the Special Meeting, the number of shares of the Company’s Common Stock present or represented and voting in favor of Proposal No. 1 or Proposal No. 2 is insufficient to approve the proposals, the Company’s management may move to adjourn, postpone or continue the Special Meeting in order to enable its Board of Directors to continue to solicit additional proxies in favor of Proposal No. 1 or Proposal No. 2. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not on any other proposals.

In this proposal, the Company is asking you to authorize the holder of any proxy solicited by its Board of Directors to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments. If the Company’s stockholders approve the adjournment, postponement or continuation proposal, the Company could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of Proposal No. 1 or Proposal No. 2, including the solicitation of proxies from stockholders that have previously voted against the proposals. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against the other proposals have been received, the Company could adjourn, postpone or continue the Special Meeting without a vote on the other proposals and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the proposals.

Vote Required and Board of Directors’ Recommendation

The adjournment, postponement or continuation proposal requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the meeting. No proxy that is specifically marked “AGAINST” Proposals No. 1 or Proposal No. 2 will be voted in favor of the adjournment, postponement or continuation proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 3.

MATERIAL TERMS OF THE EXCHANGE OFFERS AND NEW 4% NOTES FINANCING

The description of the terms of, and reasons for, the Exchange Offers and the New 4% Notes Financing set forth herein is included for informational purposes to stockholders in connection with this proxy solicitation and does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company.

Terms and Conditions of the Exchange Offers and Consent Solicitation

In the Exchange Offers, the Company is offering to exchange (i) an aggregate principal amount of up to $100,000,000 of New 4% Notes for an aggregate principal amount of up to $200,000,000 of Existing 4% Notes and (ii) an aggregate principal amount of up to $165,000,000 of New 7.5% Notes for an aggregate principal amount of up to $165,000,000 of Existing 13% Notes. The amount of New 4% Notes to be issued will be determined by the modified “Dutch auction” procedures discussed below. In exchange for each $1,000 principal amount of Existing 13% Notes that is tendered and accepted, holders of Existing 13% Notes will receive $1,000 principal amount of New 7.5% Notes. The exchange offer for the Existing 13% Notes is referred to herein as the “13% Exchange Offer.”

The exchange offer for the Existing 4% Notes (the “4% Exchange Offer”) is being conducted as a modified “Dutch auction” pursuant to which holders of Existing 4% Notes will have the opportunity to specify an exchange ratio at which they would be willing to exchange Existing 4% Notes for New 4% Notes. Holders must submit tenders in the range from $425 principal amount (the “4% Minimum Exchange Ratio”) to $500 principal amount of New 4% Notes that would be issued for each $1,000 principal amount of Existing 4% Notes surrendered for exchange by such holder. If the 4% Clearing Exchange Ratio is $425, we will issue $85,000,000 aggregate principal amount of New 4% Notes, and if the 4% Clearing Exchange Ratio is $500, we will issue $100,000,000 aggregate principal amount of New 4% Notes, in each case assuming that $200,000,000 principal amount of Existing 4% Notes are tendered.

The Company will accept Existing 4% Notes tendered beginning with the 4% Minimum Exchange Ratio and continuing in order of increasing increments of $2.50 in New 4% Notes per $1,000 principal amount of Existing 4% Notes, until the aggregate principal amount of accepted Existing 4% Notes tendered equals $200,000,000 (including any subsequent increase in such amount, the “4% Maximum Amount”). The highest exchange ratio specified with respect to Existing 4% Notes accepted for exchange in this process is referred to as the “4% Clearing Exchange Ratio.” If the aggregate principal amount of Existing 4% Notes tendered in the 4% Exchange Offer exceeds the 4% Maximum Amount, all Existing 4% Notes tendered at or below the 4% Clearing Exchange Ratio will be accepted on a pro rata basis up to the 4% Maximum Amount, and Existing 4% Notes tendered above the 4% Clearing Exchange Ratio will be rejected. If the aggregate principal amount of Existing 4% Notes tendered in the 4% Exchange Offer is less than the 4% Maximum Amount, the Company will accept all Existing 4% Notes tendered, and the highest exchange ratio specified with respect to any Existing 4% Notes tendered will be the 4% Clearing Exchange Ratio. All Existing 4% Notes tendered that the Company accepts will be paid in New 4% Notes based on the same 4% Clearing Exchange Ratio. The Company reserves the right, but is not obligated, to increase the 4% Maximum Amount.

The New 4% Notes

Below is a summary of the material terms of the New 4% Notes. For more information on the terms of the New 4% Notes, see the “Description of New 4% Notes” section of the Company’s prospectus (the

“Prospectus”) forming a part of the Company’s Registration Statement on Form S-4/A filed with the Securities and Exchange Commission on December 30, 2010. See “Where You Can Find Additional Information” for details on how to request a copy of the Prospectus.

Issuer

The New 4% Notes are being issued by Evergreen Solar, Inc.

Securities Offered

Initially up to $140,000,000 aggregate principal amount (including an aggregate principal amount of up to $40,000,000 issuable in connection with the New 4% Notes Financing) of 4% Convertible Subordinated Additional Cash Notes due 2020. The indenture governing the New 4% Notes will provide that the Company may issue additional New 4% Notes, which shall have substantially identical terms as the New 4% Notes.

Stated Maturity

The New 4% Notes will mature on July 15, 2020, unless earlier converted, repurchased or redeemed.

Interest

The New 4% Notes will bear interest at a rate of 4% per annum. Interest will be payable semi-annually in arrears in cash on January 15 and July 15 of each year, beginning July 15, 2011.

Ranking

The New 4% Notes will be the Company’s unsecured subordinated obligations and will:

•	be contractually subordinated in right of payment to all of the Company’s existing and future senior indebtedness;

•	be effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of the Company’s subsidiaries.

The Existing 4% Notes will not constitute senior debt for purposes of the subordination provisions of the New 4% Notes and the New 4% Notes indenture.

Conversion Rights

A holder may convert the New 4% Notes at any time from the date on which the New 4% Notes are originally issued, referred to as the issue date, until the close of business on the business day immediately preceding the stated maturity date and subject to the terms of the indenture governing the New 4% Notes, in multiples of $1,000 principal amount of New 4% Notes. The initial conversion rate is 166.6667 shares of common stock per $1,000 principal amount of New 4% Notes (equivalent to an initial conversion price of approximately $6.00 per share), subject to adjustment.

Additional Amount Upon Conversion

A holder will also receive an additional amount upon conversion of $300 per $1,000 principal amount of converted New 4% Notes initially paid in shares of the Company’s common stock, to the extent that, at the time of such conversion, the Company has a sufficient number of authorized and unissued shares that have not been reserved for other purposes (or in cash if the Company does not then have a sufficient number of such shares), with such common stock valued, for conversions at the holder’s option, at a price per share equal to 90% of the lesser of (i) the average of the daily VWAP (as defined below) for the 10 trading days ending on the date of conversion and (ii) the daily VWAP on the date of conversion and, for conversions at the option of the Company, at a price per share equal to the average daily VWAP for the 10 trading days beginning two trading days following the notice of conversion. Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the additional amount be less than $3.00, subject to adjustment. For conversions at a holder’s option, the Company may, at its option, pay the additional amount in cash, or following any such election to pay in cash, in shares of the Company’s common stock, subject to 11 trading days having elapsed following notice of any election to pay in cash or, following any such cash election, notice of any election to pay in shares of the Company’s common stock. For conversions at the option of the Company, the Company may, at its option (with notice of such election in the notice of conversion) pay the additional amount in cash. At any time after the one year anniversary of the issue date, the Company may, at its option, terminate the holders’ right to receive the additional amount upon conversion, subject to 20 trading days having elapsed following notice of such termination. The Company may only pay this $300 additional amount in cash after the Existing 13% Notes are no longer outstanding, unless we do not receive approval of Proposal No. 2 (increase in authorized common stock), in which case we will also be permitted to make these payments in cash, and in any event subject to the subordination provisions of the indenture governing the New 4% Notes.

The “VWAP” of the Company’s common stock on any trading day means such price as is displayed under the heading “Bloomberg VWAP” on Bloomberg page “ESLR <equity> AQR” (or its equivalent successor service or page if such service or page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the VWAP means the market value of one share of the Company’s common stock on such trading day as determined by a nationally recognized independent investment banking firm (which may be an underwriter or dealer manager or one of its affiliates) retained for this purpose by the Company.

Coupon Make Whole Payment in Connection with a Voluntary Conversion

If a holder elects to convert some or all of its New 4% Notes on or prior to January 15, 2015, such holder will receive a coupon make whole payment for the New 4% Notes being converted. This coupon make whole payment will be equal to the aggregate amount of interest payments that would have been payable on such converted New 4% Notes from the last day through which interest was paid on the New 4% Notes, or the issue date if no interest has been paid, to and including January 15, 2015.

This coupon make whole payment payable upon a voluntary conversion will initially be paid in shares of the Company’s common stock to the extent that, at the time of such conversion, the Company has a sufficient number of authorized and unissued shares that have not been reserved for other purposes (or in cash if the Company does not then have a sufficient number of such shares), with such common stock valued at a price per share equal to 90% of the lesser of (i) the average of the daily VWAP for the 10 trading days ending on the date of conversion and (ii) the daily VWAP on the date of conversion. Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the coupon make whole payment be less than $3.00, subject to adjustment. The Company may, at its option, pay the coupon make whole payment payable upon a voluntary conversion in cash or, following any such election to pay in cash, in shares of its common stock, subject to 11 trading days having elapsed following notice of any election to pay in cash or, following any such cash election, notice of any election to pay in shares of its common stock. The Company may only make this coupon make whole payment in cash after the Existing 13% Notes are no longer outstanding, unless we do not receive approval of Proposal No. 2 (increase in authorized common stock), in which case we will also be permitted to make these payments in cash, and in any event subject to the subordination provisions of the indenture governing the New 4% Notes.

Conversion at the Option of the Company

The Company may elect to mandatorily convert some or all of the New 4% Notes if the last reported sale price of the Company’s common stock is greater than or equal to the trigger price (as defined in the indenture governing the New 4% Notes) for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of conversion. The trigger price will be determined based on a formula set forth in the indenture governing the New 4% Notes. By way of illustration, if the applicable conversion rate then in effect was 166.6667 shares of common stock per $1,000 principal amount of New 4% Notes, and the 4% Clearing Exchange Ratio was $500 principal amount of New 4% Notes issued for each

$1,000 principal amount of Existing 4% Notes surrendered for exchange, the resulting trigger price would be $10.20.

If the Company elects to convert some or all of the New 4% Notes on or prior to January 15, 2015, holders will receive the coupon make whole payment for the New 4% Notes being converted.

This coupon make whole payment payable in connection with a mandatory conversion will initially be paid in shares of the Company’s common stock to the extent that, at the time of such conversion, the Company has a sufficient number of authorized and unissued shares that have not been reserved for other purposes (or in cash if the Company does not then have a sufficient number of such shares), with such common stock valued at a price per share equal to the average of the daily VWAP for the 10 trading days beginning two trading days following the notice of conversion. Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the coupon make whole payment be less than $3.00, subject to adjustment. The Company may, at its option (with notice of such election in the notice of conversion), pay the coupon make whole payment payable in connection with a mandatory conversion in cash. The Company may only make this coupon make whole payment in cash after the Existing 13% Notes are no longer outstanding, unless we do not receive approval of Proposal No. 2 (increase in authorized common stock), in which case we will also be permitted to make these payments in cash, and in any event subject to the subordination provisions of the indenture governing the New 4% Notes.

Limitations on Conversion

The Company will not effect any conversion of the New 4% Notes (including any conversion pursuant to Conversion at the Option of the Company), and holders of the New 4% Notes will not have the right to convert any portion of the New 4% Notes, to the extent that after giving effect to such conversion, a holder (together with such holder’s affiliates) would beneficially own in excess of 9.9% of the number of shares of the Company’s common stock outstanding immediately after giving effect to such conversion. Any New 4% Notes that the Company or the holder, as applicable, is not permitted to convert as described above shall remain outstanding until maturity, unless earlier converted, repurchased or redeemed.

In the event the Company is unable to exercise its option (as described under Conversion at the Option of the Company) to convert some or all of the New 4% Notes of any holder due to the limitations described above, then the Company will have the right at any time to redeem the New 4% Notes held by such holder that the Company is not permitted to convert; provided, however, that the Company may only redeem the New 4% Notes after its Existing 13% Notes are no longer outstanding, unless the Company does not receive approval of Proposal No. 2 (increase in authorized common stock), and in any event subject to the subordination provisions of the New 4% Notes indenture. If the Company elects to redeem such New 4% Notes from such holder, the redemption shall be made in accordance with and pursuant to the provisions set forth under Optional Redemption. In addition, the holder will retain its right to voluntarily convert such holder’s New 4% Notes.

Fundamental Change Permits Holders to Require Us to Purchase New 4% Notes

A holder may require the Company to purchase such holder’s New 4% Notes for cash upon a fundamental change (as defined in the indenture governing the New 4% Notes) at a purchase price equal to 100% of the principal amount of the New 4% Notes, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the purchase date, subject to certain conditions. Generally, a fundamental change will be deemed to occur upon a change of control of the Company or failure of the Company’s common stock to be listed on a U.S. national securities exchange.

Optional Redemption

Prior to January 15, 2015, the Company may not redeem the New 4% Notes, except in the limited circumstances described under Limitations on Conversion. On or after January 15, 2015, the Company may redeem for cash some or all of the New 4% Notes at its option at a price equal to 100% of the principal amount of the New 4% Notes being redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date. The Company may only redeem the New 4% Notes after the Existing 13% Notes are no longer outstanding, unless the Company does not receive approval of Proposal No. 2 (increase in authorized common stock), and in any event subject to the subordination provisions of the indenture governing the New 4% Notes.

Trustee

U.S. Bank National Association

Material Differences between the New 4% Notes and the Existing 4% Notes

The table below sets forth material differences between the New 4% Notes and the Existing 4% Notes.

	New 4% Notes	Existing 4% Notes

Stated Maturity	July 15, 2020	July 15, 2013

Ranking	The New 4% Notes will be unsecured subordinated obligations of the Company.	The Existing 4% Notes are senior unsecured obligations of the Company.

Conversion Price	Approximately $6.00 (equivalent to a conversion rate of 166.6667 shares of common stock per $1,000 principal amount of New 4% Notes).	Approximately $72.67 (equivalent to a conversion rate of 13.7599 shares of common stock per $1,000 principal amount of Existing 4% Notes).

Additional Amount Upon Conversion	The New 4% Notes will pay an additional amount of $300.00 upon conversion, payable in cash or shares of common stock at the Company’s option, subject to certain limitations.	Not applicable

Coupon Make Whole Payment Upon Conversion	The New 4% Notes will have a coupon make whole payment payable, at the Company’s option, in either cash or shares of common stock, subject to certain limitations, upon conversion on or prior to January 15, 2015.	Not applicable.

Payment of Interest Upon Conversion	Upon conversions on or prior to January 15, 2015, holders of converted New 4% Notes will receive a Coupon Make Whole Payment (described above). For conversions after January 15, 2015, holders of converted New 4% Notes will receive accrued and unpaid interest on such notes, subject to certain conditions.	Upon any conversion, subject to certain exceptions, holders of Existing 4% Notes will not receive any payment representing accrued and unpaid interest.

Company’s Option To Convert	The New 4% Notes will be convertible at the option of the Company in certain circumstances.	Not applicable

	New 4% Notes	Existing 4% Notes

Limitations on Conversion	The Company will not effect any conversion of the New 4% Notes (including any conversion pursuant to Conversion at the Option of the Company), and holders of the New 4% Notes will not have the right to convert any portion of the New 4% Notes, to the extent that after giving effect to such conversion, a holder (together with such holder’s affiliates) would beneficially own in excess of 9.9% of the number of shares of the Company’s common stock outstanding immediately after giving effect to such conversion.	Not applicable.

In the event the Company is unable to exercise its option (as described under Conversion at the Option of the Company) to convert some or all of the New 4% Notes of any holder due to the limitations described above under Limitations on Conversion, then the Company will have the right at any time to redeem the New 4% Notes held by such holder that the Company is not permitted to convert. The Company may only redeem the New 4% Notes after its Existing 13% Notes are no longer outstanding, unless the Company does not receive approval of Proposal No. 2 (increase in authorized common stock), and in any event subject to the subordination provisions of the New 4% Notes indenture.

Company’s Option to Redeem	The Company may redeem the New 4% Notes on or after January 15, 2015, subject to certain limitations.	Not applicable

Conversion Rate Increase Upon a Fundamental Change	Not applicable	The Existing 4% Notes have a conversion rate increase upon a fundamental change.

	New 4% Notes	Existing 4% Notes

Holder’s Option to Convert	The New 4% Notes will be convertible at any time prior to maturity at the holder’s option.	The Existing 4% Notes are only convertible in certain circumstances.

The New 7.5% Notes

Below is a summary of the material terms of the New 7.5% Notes. For more information on the terms of the New 7.5% Notes, see the “Description of New 7.5% Notes” section of the Prospectus.

Issuer

The New 7.5% Notes are being issued by Evergreen Solar, Inc.

Securities Offered

Initially up to $165,000,000 aggregate principal amount of 7.5% Convertible Senior Notes due 2017. The indenture governing the New 7.5% Notes will provide that the Company may issue additional New 7.5% Notes, which shall have substantially identical terms as the New 7.5% Notes.

Stated Maturity

The New 7.5% Notes mature on April 15, 2017, unless earlier converted, repurchased or redeemed.

Interest

The New 7.5% Notes will bear interest at a rate of 7.5% per annum. Interest will be payable semi-annually in arrears in cash on April 15 and October 15 of each year, beginning April 15, 2011.

Ranking

The New 7.5% Notes will be the Company’s general senior unsecured obligations and will:

•	rank senior in right of payment to all of the Company’s existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the New 7.5% Notes, including the New 4% Notes;

•	rank pari passu in right of payment with all of the Company’s existing and future indebtedness that is not so subordinated;

•	be effectively subordinated in right of payment to all of the Company’s secured indebtedness to the extent of the value of the collateral securing those obligations; and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of the Company’s subsidiaries.

Conversion Rights

A Holder may convert its New 7.5% Notes at any time from the date on which the New 7.5% Notes are originally issued, referred to as the issue date, until the close of business on the business day immediately preceding the stated maturity date and subject to the terms of the indenture governing the New 7.5% Notes, in multiples of $1,000 principal amount of New 7.5% Notes. The initial conversion rate of shares of common stock per $1,000 principal amount of New 7.5% Notes will be determined by dividing $1,000 by an initial conversion price, which will equal 120% of the average of the daily VWAP for the five trading days ending on (and including) the second trading day prior to the expiration of the 13% Exchange Offer. However, in no event will the initial conversion price be less than $4.50 or greater than $7.50. The Company will issue a press release announcing the initial conversion rate for the New 7.5% Notes prior to 9:00 a.m. on the business day immediately preceding the expiration of the 13% Exchange Offer.

Coupon Make Whole Payment in Connection with a Voluntary Conversion

If a holder elects to convert some or all of its New 7.5% Notes on or prior to April 15, 2015, such holder will receive a coupon make whole payment for the New 7.5% Notes being converted. This coupon make whole payment will be equal to the aggregate amount of interest payments that would have been payable on such converted New 7.5% Notes from the last day through which interest was paid on the New 7.5% Notes, or the issue date if no interest has been paid, to and including April 15, 2015.

This coupon make whole payment payable upon a voluntary conversion will initially be paid in shares of the Company’s common stock to the extent that, at the time of such conversion, the Company has a sufficient number of authorized and unissued shares that have not been reserved for other purposes (or in cash if the Company does not then have a sufficient number of such shares), with such common stock valued at a price per share equal to 90% of the lesser of (i) the average of the daily VWAP for the 10 trading days ending on the date of conversion and (ii) the daily VWAP on the date of conversion. Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the coupon make whole payment be less than $3.00, subject to adjustment. The Company may, at its option, pay the coupon make whole payment payable upon a voluntary conversion in cash or, following any such election to pay in cash, in shares of its common stock, subject to 11 trading days having elapsed following notice of any election to pay in cash or, following any such cash election, notice of any election to pay in shares of its common stock.

Conversion at the Option of the Company

The Company may elect to mandatorily convert some or all of the New 7.5% Notes if the last reported sale price of its common stock is greater than or equal to 150% of the conversion price of the New 7.5% Notes for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of conversion.

If the Company elects to convert some or all of the New 7.5% Notes on or prior to April 15, 2015, holders will receive the coupon make whole payment for the New 7.5% Notes being converted.

This coupon make whole payment payable in connection with a mandatory conversion will initially be paid in shares of the Company’s common stock to the extent that, at the time of such conversion, the Company has a sufficient number of authorized and unissued shares that have not been reserved for other purposes (or in cash if the Company does not then have a sufficient number of such shares), with such common stock valued at a price per share equal to the average of the daily VWAP for the 10 trading days beginning two trading days following the date of the notice of conversion. Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the coupon make whole payment be less than $3.00, subject to adjustment. The Company may, at its option (with notice of such election in the notice of conversion), pay the coupon make whole payment payable in connection with a mandatory conversion in cash.

Limitations on Conversion

The Company will not effect any conversion of the New 7.5% Notes (including any conversion pursuant to Conversion at the Option of the Company), and holders of the New 7.5% Notes will not have the right to convert any portion of the New 7.5% Notes, to the extent that after giving effect to such conversion, a holder (together with such holder’s affiliates) would beneficially own in excess of 9.9% of the number of shares of the Company’s common stock outstanding immediately after giving effect to such conversion. Any New 7.5% Notes that the Company or the holder, as applicable, is not permitted to convert as described above shall remain outstanding until maturity, unless earlier converted, repurchased or redeemed.

In the event the Company is unable to exercise its option (as described under Conversion at the Option of the Company) to convert some or all of the New 7.5% Notes of any holder due to the limitations described above, then the Company will have the right at any time to redeem the New 7.5% Notes held by such holder that the Company is not permitted to convert. If the Company elects to redeem such New 7.5% Notes from such holder, the redemption shall be made in accordance with and pursuant to the provisions set forth under Optional Redemption. In addition, the holder will retain its right to voluntarily convert such holder’s New 7.5% Notes.

Fundamental Change Permits Holders to Require Us to Purchase New 7.5% Notes

A holder may require the Company to purchase such holder’s New 7.5% Notes for cash upon a fundamental change (as defined in the indenture governing the New 7.5% Notes) at a purchase price equal to 100% of the principal amount of the New 7.5% Notes, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the purchase date, subject to certain conditions. Generally, a fundamental change will be deemed to occur upon a change of control of the Company or failure of the Company’s common stock to be listed on a U.S. national securities exchange.

Optional Redemption

Prior to April 15, 2015, the Company may not redeem the New 7.5% Notes, except in the limited circumstances described under Limitations on Conversion. On or after April 15, 2015, the Company may redeem for cash some or all of the New 7.5% Notes at its option at a price equal to 100% of the principal amount of the New 7.5% Notes being redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date.

Certain Covenants

The indenture governing the New 7.5% Notes will restrict the Company’s ability and the ability of the Company’s subsidiaries to incur or permit liens on property or assets with respect to certain indebtedness existing under or with respect to equity and equity linked securities. However, these limitations will be subject to a number of important qualifications and exceptions.

Trustee

U.S. Bank National Association

Material Differences between the New 7.5% Notes and the Existing 13% Notes

The table below sets forth material differences between the New 7.5% Notes and the Existing 13% Notes.

	New 7.5% Notes	Existing 13% Notes

Stated Maturity	April 15, 2017	April 15, 2015

Interest	7.5% per annum	13.0% per annum

Ranking	The New 7.5% Notes will be senior unsecured obligations of the Company and will not have the benefit of many of the restrictive covenants contained in the 13% Indenture.	The Existing 13% Notes are senior secured obligations of the Company and have the benefit of typical restrictive covenants (subject to completion of the Consent Solicitation, described below, which if successful, will release the security interest and all of the collateral securing the Company’s obligations under the Existing 13% Notes, terminate the existing collateral documents and eliminate many of the restrictive covenants and certain events of default in the 13% Indenture).

Note Guaranties	The New 7.5% Notes will not be guaranteed by any of the Company’s subsidiaries.	The Existing 13% Notes are fully and unconditionally guaranteed on a senior secured basis by the Company’s domestic subsidiaries that are not excluded subsidiaries. Currently, only ESLR1, LLC has provided a guaranty of the Existing 13% Notes.
Security	The New 7.5% Notes will not be secured.	The Existing 13% Notes and the note guaranties are secured by a first priority lien on substantially all of the assets of the Company and the guarantors (subject to completion of the Consent Solicitation, described below, which if successful, will release the security interest and all of the collateral securing the Company’s obligations under the Existing 13% Notes, terminate the existing collateral documents and eliminate many of the restrictive covenants and certain events of default in the 13% Indenture).

	New 7.5% Notes	Existing 13% Notes

Conversion Price	The New 7.5% Notes will have a conversion price equal to 120% of the average of the daily VWAP for the five trading days ending on (and including) the second trading day prior to the expiration of the 13% Exchange Offer, as the same may be extended, however in no event will the initial conversion price be less than $4.50 or greater than $7.50.	Approximately $11.42 (equivalent to a conversion rate of 87.5410 shares of common stock per $1,000 principal amount of Existing 13% Notes).

Coupon Make Whole Payment Upon Conversion	The New 7.5% Notes will have a coupon make whole payment payable, at the Company’s option, in either cash or shares of common stock, subject to certain limitations, upon conversion on or prior to April 15, 2015.	Not applicable.

Payment of Interest Upon Conversion	Upon conversions on or prior to April 15, 2015, holders of converted New 7.5% Notes will receive a Coupon Make Whole Payment (described above). For conversions after April 15, 2015, holders of converted New 7.5% Notes will receive accrued and unpaid interest on such notes, subject to certain conditions.	Upon any conversion, subject to certain exceptions, holders of Existing 7.5% Notes will not receive any payment representing accrued and unpaid interest.

Company’s Option To Convert	The New 7.5% Notes will be convertible at the option of the Company in certain circumstances.	Not applicable

Limitations on Conversion	The Company will not effect any conversion of the New 7.5% Notes (including any conversion pursuant to Conversion at the Option of the Company), and holders of the New 7.5% Notes will not have the right to convert any portion of the New 7.5% Notes, to the extent that after giving effect to such conversion, a holder (together with such holder’s affiliates) would beneficially own in excess of 9.9% of the number of shares of the Company’s common stock outstanding immediately after giving effect to such conversion.	Not applicable.

	New 7.5% Notes	Existing 13% Notes

In the event the Company is unable to exercise its option (as described under Conversion at the Option of the Company) to convert some or all of the New 7.5% Notes of any holder due to the limitations described above under Limitations on Conversion, then the Company will have the right at any time to redeem the New 7.5% Notes held by such holder that the Company is not permitted to convert.

Company’s Option to Redeem	The Company will have the option to redeem the New 7.5% Notes on or after April 15, 2015.	Not applicable

Conversion Rate Increase Upon a Fundamental Change	Not applicable	The Existing 13% Notes have a conversion rate increase payable upon a fundamental change in certain circumstances.
Purchase at Holder’s Option on a Specified Date	Not applicable	Holders of the Existing 13% Notes may require the Company to repurchase all or a portion of such holder’s Existing 13% Notes on April 15, 2013, subject to certain conditions. If more than $199,207,000 in aggregate principal amount of Existing 4% Notes are tendered in the 4% Exchange Offer, less than $50,000,000 aggregate principal amount of Existing 4% Notes will remain outstanding and holders of Existing 13% Notes will no longer have the ability to require us to purchase all or a portion of such holder’s Existing 13% Notes.

The Company is not in default in payment of principal or interest with respect to either the Existing 4% Notes or the Existing 13% Notes.

As part of the 13% Exchange Offer, the Company is soliciting the consent of holders of the requisite principal amount outstanding of the Existing 13% Notes necessary to amend certain terms and conditions of the 13% Indenture. The Company must receive consents from holders holding at least $123,750,000 aggregate principal amount of Existing 13% Notes to approve the proposed amendments. If the requisite consents are received, Evergreen Solar and the trustee for the 13% Indenture intend to execute and deliver a supplemental indenture in respect of the Existing 13% Notes implementing the proposed amendments on or promptly after the expiration of the Exchange Offers. The 13% supplemental indenture will not become operative until the closing date. The purpose of the Consent Solicitation is to adopt the proposed amendments to the 13% Indenture, which will release the security interest and all of the collateral securing the Company’s obligations under the Existing 13% Notes, terminate the existing collateral documents and eliminate many of the restrictive covenants and certain events of default in the 13% Indenture. The proposed amendments will eliminate the following restrictive covenants and provisions from the 13% Indenture:

•	the provision titled “Limitation on Debt and Disqualified or Preferred Stock;”

•	the provision titled “Limitation on Liens;”

•	the provision titled “Limitation on Asset Sales;”

•	the provision titled “Limitation on Investments and Restricted Payments;” and

•	the provision titled “Security Interest.”

Successful completion of the Exchange Offers would also eliminate the right of holders of any Existing 13% Notes to require the Company to repurchase such holders’ notes in 2013 under certain conditions. The 13% Indenture provides that a holder of Existing 13% Notes may require the Company to repurchase all or a portion of such holder’s Existing 13% Notes on April 15, 2013, unless less than $50,000,000 in aggregate principal amount of Existing 4% Notes and any other debt (other than “subordinated debt” (as defined in the indenture governing the Existing 13% Notes for this purpose)) used to refinance the Existing 4% Notes is outstanding. If more than $199,207,000 aggregate principal amount of Existing 4% Notes is exchanged in the 4% Exchange Offer, less than $50,000,000 aggregate principal amount of Existing 4% Notes will remain outstanding after the close of the Exchange Offers. If this occurs and Proposal No. 2 is approved holders of Existing 13% Notes would not be able to require the Company to repurchase their Existing 13% Notes in April 2013 and may have to hold such Existing Notes until maturity in 2015, if not converted into shares of common stock prior to such date.

The Company’s obligation to complete the Exchange Offers is conditioned upon, among other things, stockholder approval of the issuance of the New Notes (and the issuance of common stock issuable upon conversion of the New Notes, including shares issuable with respect to the Coupon Make Whole Payments and, in the case of the New 4% Notes, with respect to the Additional Amount) in Proposal No. 1 and receipt of stockholder approval to increase the Company’s authorized common stock in Proposal No. 2 of this proxy statement. The condition related to Proposal No. 1 is non-waivable by the Company. However, the Company may in its absolute discretion waive the condition related to Proposal No. 2 and elect to complete the Exchange Offers. The Exchange Offers are also subject to other customary closing conditions. Neither of the Exchange Offers is conditioned on the completion of the other Exchange Offer and the Company may close either Exchange Offer without closing the other Exchange Offer. However, the 13% Exchange Offer is conditioned on the receipt of the requisite consents in the Consent Solicitation. The Company may in its discretion waive certain conditions with respect to one or both Exchange Offers and the Consent Solicitation including with respect to Proposal No. 2 as described above.

Further details about the terms and conditions of the Exchange Offers are set forth in the Prospectus.

Terms and Conditions of the New 4% Notes Financing

On May 13, 2010, the Company filed a registration statement on Form S-3 to register its debt and equity securities, including shares of its common stock, preferred stock, warrants to purchase common stock and/or preferred stock, and units consisting of two or more of these classes or series of securities. The Company intends to sell up to $40,000,000 aggregate principal amount of New 4% Notes pursuant to a Prospectus Supplement to the registration statement on Form S-3. The Company would be obligated to issue approximately 6.67 million shares upon conversion of the New 4% Notes issued in the New 4% Notes financing, assuming an initial conversion price of $6.00 and the sale of $40,000,000 aggregate principal amount of New 4% Notes. The amount of shares issuable under the New Notes will increase if the Company chooses to pay coupon make whole payments and other payments in shares of common stock. The Company may only make this coupon make whole payment in cash after the Existing 13% Notes are no longer outstanding, unless we do not receive approval of Proposal No. 2 (increase in authorized common stock), in which case we will also be permitted to make these payments in cash, and in any event subject to the subordination provisions of the indenture governing the New 4% Notes.

Further details about the terms and conditions of the New 4% Notes Financing will be set forth in a Prospectus Supplement on Form 424(b)(5) that the Company will file with the Securities and Exchange Commission. See “Where You Can Find Additional Information” for details on how to request a copy of the Prospectus Supplement, when filed.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock, without giving effect to the Reverse Split, as of November 26, 2010, or the measurement date, by: (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors; (iii) each of our Chief Executive Officer and Chief Financial officer plus each of our three other most highly compensated executive officers for our last completed fiscal year; and (iv) all of our current directors, named executive officers and executive officers as a group. Unless otherwise indicated, the address for each beneficial owner is c/o Evergreen Solar, Inc., 138 Bartlett Street, Marlboro, MA 01752.

	Number of Shares	Percentage of
	Beneficially	Shares of Common
Name and Address of Beneficial Owner	Owned(1)	Stock(2)

OCI Company Ltd.(3)	15,698,125	7.5%
Oriental Chemical Building 50 Sogong-dong, Jung-gu, Seoul, 100-718 South Korea
Invesco Ltd.(4)	11,767,441	5.6%
1555 Peachtree Street NE Atlanta, GA 30309
Executive Officers and Directors:
Richard M. Feldt(5)	2,350,790	1.1%
Michael El-Hillow(6)	668,896	*
Richard G. Chleboski(7)	710,925	*
Dr. Lawrence E. Felton(8)	202,461	*
Dr Brown F. Williams(9)	630,265	*
Tom L. Cadwell(10)	68,170	*
Allan H. Cohen(11)	91,775	*
Dr. Peter W. Cowden(12)	71,544	*
Edward C. Grady(13)	97,025	*
Dr. Susan F. Tierney	46,900	*
All executive officers and directors as a group (17 persons)(14)	5,900,055	2.8%

*	Less than one percent of the outstanding shares of class.

(1)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.

(2)	Applicable percentage ownership is based upon 208,912,941 shares of common stock outstanding as of the measurement date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after the measurement date are deemed outstanding for computing the percentage ownership of the person holding such options, as the case may be, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	OCI Company Ltd. reported sole voting power and sole dispositive power over all 15,698,125 shares beneficially owned.

(4)	Invesco Ltd. reported sole voting power and sole dispositive power over all 11,767,441 shares beneficially owned.

(5)	Includes 2,100,500 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date. Mr. Feldt resigned as a director, President, Chief Executive Officer and employee of Evergreen Solar effective October 1, 2010. Mr. Feldt’s options expire and may no longer be exercised if they are not exercised on or prior to January 1, 2011.

(6)	Includes 51,192 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date.

(7)	Includes 338,875 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date.

(8)	Includes 48,375 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date.

(9)	Includes 161,749 shares of common stock issuable upon exercise of options that may be exercised within 60 days from the measurement date. Dr. Williams resigned as Vice President, Research & Development effective as of November 10, 2010. He is expected to continue working at the Company until March 31, 2011. Dr. Felton, the Company’s Chief Technology Officer, continues to serve as the head of the Company’s Research & Development team.

(10)	Includes 16,270 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date.

(11)	Includes 36,875 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date.

(12)	Includes 19,644 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date.

(13)	Includes 28,125 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date.

(14)	Includes 2,956,980 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for our 2011 annual meeting of stockholders, the written proposal must be received at our offices at 138 Bartlett Street, Marlboro, MA 01752 no later than April 28, 2011. If the date of the 2011 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of this year’s annual meeting of stockholders, the deadline for inclusion of proposals in the Company’s proxy statement is instead a reasonable time before the Company begins to print and mail its proxy materials. Such proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

For a stockholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 or to nominate a candidate for election to the Board of Directors at our 2011 Annual Meeting, the stockholder must provide the information required by the Company’s bylaws and give timely notice to the Company in accordance with the Company’s bylaws, which, in general, require that the notice be received by the Company not earlier than the close of business on March 29, 2011, and not later than the close of business on April 28, 2011. If the date of the annual meeting of stockholders is moved more than 30 days before or 60 days after the anniversary of the 2010 annual meeting of stockholders, then notice of a stockholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 must be received no earlier than the close of business on the 90th day prior to the meeting and no later than the close of business on the later of the following two dates: (i) the 60th day prior to the meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. The matters proposed to be brought before the meeting also must be proper matters for stockholder action. If a stockholder desires to nominate a person for election as a director, the stockholder is required to provide the same information in connection with a proposal, as well as the name, business address and residential address of the nominee, information regarding the nominee required by Item 401 of Regulation S-K, the nominee’s consent to serve if elected, the number of shares of the Company’s common stock owned by the nominee and a description of all arrangements or understandings between the stockholder and the nominee. A copy of the relevant bylaw provisions is available upon written request to Evergreen Solar, Inc.

Requests and copies of the relevant bylaws or for other information, and submissions of shareholder proposals should be addressed to 138 Bartlett Street, Marlboro, MA 01752; Attention: Corporate Secretary.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that the Company files at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov, from which interested persons can electronically access the Company’s SEC filings.

The SEC allows the Company to “incorporate by reference” certain information the Company files with it, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement, and information that the Company files later with the SEC will automatically update and supersede previously filed information, including information contained in this document. The Company incorporates by reference the following sections of its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the periods ended April 3, 2010, July 3, 2010 and October 2, 2010, which include the information required by Item 13(a) of Schedule 14A: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Consolidated Financial Statements,” “Notes to Consolidated Financial Statements” and “Quantitative and Qualitative Disclosures about Market Risk” and the Company’s Current Report on Form 8-K filed with the SEC on August 12, 2010. Representatives of PricewaterhouseCoopers LLP, the Company’s principal accountants, are expected to be available to answer questions of stockholders.

The Company is incorporating by reference into this document important business and financial information that is not included in or delivered with this document. This information is available without charge to security holders upon written or oral request.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning the Company, without charge, by written or telephonic request directed to the office of the Corporate Secretary, Evergreen Solar, Inc., 138 Bartlett Street, Marlboro, Massachusetts 01752 (Telephone (508) 357-2221). We undertake to provide requested copies by first class mail or other equally prompt means within one business day of receipt of such request. If you would like to request documents, please do so by          , 2011, in order to receive them before the Special Meeting.

SHAREHOLDERS SHARING AN ADDRESS OR HOUSEHOLD

Only one copy of our Proxy Statement is being delivered to multiple security holders sharing an address unless we have received instructions to the contrary from one or more of the shareholders.

We will deliver promptly upon written or oral request a separate copy of our Proxy Statement to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of our Proxy Statement, or if two shareholders sharing an address have received two copies of any of these documents and desire to receive only one, you may write to the office of the Corporate Secretary, Evergreen Solar, Inc., 138 Bartlett Street, Marlboro, Massachusetts 01752 (Telephone (508) 357-2221).

OTHER MATTERS

Management does not know of any matters to be presented at this Special Meeting of Stockholders other than those set forth herein and in the Notice accompanying this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote such matters in accordance with their best judgment.

Appendix A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
EVERGREEN SOLAR, INC.

Evergreen Solar, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of the Corporation, at a meeting of the Board of Directors on November 29, 2010, in accordance with the provisions of Section 141(b) of the General Corporation Law of the State of Delaware, duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, as amended. The resolution setting forth the proposed amendment is as follows:

RESOLVED:  That a proposed amendment to the Certificate of Incorporation of the Corporation, as amended, effecting a change in the first paragraph of Article FOURTH thereof, so that said first paragraph of Article FOURTH shall read in its entirety as set forth below, is hereby approved, and is recommended to the stockholders of the Corporation for approval as being advisable and in the best interests of the Corporation:

“FOURTH:  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 267,227,668 shares, consisting of (i) 240,000,000 shares of common stock, with a par value of $.01 per share (the “Common Stock”) and (ii) 27,227,668 shares of Preferred Stock, with a par value of $.01 per share (the “Preferred Stock”).

SECOND:  That the stockholders of the Corporation duly approved such resolution at a Special Meeting of stockholders held on          , 2011 by affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the subject matter in accordance with the provisions of Section 216 of the General Corporation Law of the State of Delaware.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this           day of  .

EVERGREEN SOLAR, INC.

By:
Christian M. Ehrbar
General Counsel and Corporate Secretary

A-1

EVERGREEN SOLAR, INC. 138 BARTLETT STREET MARLBORO, MA 01752 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Deliv ery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any tou ch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR DETACH AND RETURN THIS PORTION THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. EVERGREEN SOLAR, INC. The Board of Directors recommends you vote FOR the following proposal (s): For Against Abstain 1. To approve under the applicable provisions of Nasdaq Marketplace Rule 5635 the issuance of new 4% Convertible Subordinated Additional Cash Notes due 2020 and new 7.5% Convertible Senior Notes due 2017 (and the issuance of common stock issuable upon conversion of the 4% Convertible Subordinated Additional Cash Notes due 2020 and new 7.5% Convertible Senior Notes due 2017) in connection with the proposed Exchange Offers and New 4% Notes Financing described in the attached proxy statement. 2. To amend our Certificate of Incorporation to increase the number of authorized common shares from 120,000,000 shares to 240,000,000 shares 3. To grant management the authority to adjourn, postpone or continue the Special Meeting. NOTE: To approve such other bu siness as may properly come before the meeting or any adjournment thereof. address changes or comments, mark here. For (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting. Note: Please sign exactly as your name or name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must si gn. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. M14980-P80689 EVERGREEN SOLAR, INC. Special Meeting of Stockholders January , 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIREC TORS The undersigned hereby appoints Michael El-Hillow and Christian M. Ehrbar, and each of them, as proxyholders and attorneys-in-fact of the undersigned, with full power of substitution to vote all shares of stock of Evergreen Solar, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Stockholders of Evergreen Solar, Inc. to be held on , January , 2011, at Eastern Time, at the Courtyard by Ma rriott, 75 Felton Street, Marlboro, Massachusetts 01752, and at any continuation or adjournments thereof, with all powers that the undersigned would have if personally present at the meeting. In their discretion, the proxy holders are authorized to vote upon such other business and matters incident to the conduct of meetings as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement, dated on or about . The undersigned hereby exp ressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of Evergreen Solar, Inc., gives notice of such revocation. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on the reverse side